FILED PURSUANT TO RULE 424(B)(3)
                                             REGISTRATION STATEMENT NO:333-42083

PROSPECTUS

                           [EAGLE BANCORP, INC. LOGO]

                          1,200,000 SHARES COMMON STOCK
                                ($.01 PAR VALUE)
                                $10.00 PER SHARE

                     MINIMUM PURCHASE - 100 SHARES ($1,000)

          EAGLE BANCORP, INC., a proposed bank holding company organized under the laws of the State of Maryland (the "Company"), is hereby offering (the "Offering") up to 1,200,000 shares (the "Shares") of its common stock, $.01 par value (the "Common Stock"), at a price of $10.00 per Share (the "Subscription Price"). The Company also reserves the right to sell up to an additional 180,000 shares of Common Stock at the Subscription Price, in the event that the volume of subscriptions exceeds the number of shares offered (the "Oversubscription Allotment").

          The Offering is being made directly by the Company through its Directors and Officers, with the limited assistance of Koonce Securities, Inc., a registered broker-dealer, in order to comply with the securities laws of the various jurisdictions in which the Shares will be offered, on a minimum-maximum basis. No Shares will be sold unless acceptable subscriptions for at least 800,000 Shares are received by the Company. The minimum number of Shares for which any investor may subscribe is 100, for a minimum investment of $1,000, subject to the right of the Company to permit smaller subscriptions

                                                   (continued on following page)
                               ------------------
THE SECURITIES OFFERED HEREBY HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, THE MARYLAND DEPARTMENT OF FINANCIAL REGULATION OR ANY OTHER FEDERAL OR STATE SECURITIES OR BANK REGULATORY AGENCY, NOR HAVE ANY OF THE FOREGOING PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE SECURITIES OFFERED HEREBY ARE NOT DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF THE COMPANY'S PROPOSED BANKING SUBSIDIARY, AND ARE NOT, AND WILL NOT BE, INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.
                                -----------------
          SEE "RISK FACTORS" AT PAGE 6 FOR A DISCUSSION OF CERTAIN MATTERS THAT SHOULD BE CAREFULLY CONSIDERED BY PROSPECTIVE INVESTORS IN THE COMMON STOCK OFFERED HEREBY.

====================================================================================================================================
                                                                 UNDERWRITING DISCOUNTS AND             PROCEEDS TO ISSUER(2)
                                      PRICE TO PUBLIC                  COMMISSIONS(1)
------------------------------------------------------------------------------------------------------------------------------------
Per Share Minimum                         $10.00                             $0                                $10.00
Per Share Maximum                         $10.00                             $0                                $10.00
------------------------------------------------------------------------------------------------------------------------------------
Total Minimum                           $8,000,000                           $0                              $8,000,000
Total Maximum                         $12,000,000(3)                         $0                            $12,000,000(3)
====================================================================================================================================

(1) The Shares are being offered by the Directors and Officers of the Company, with the limited assistance of a registered broker-dealer for purposes of complying with state securities laws. Directors and Officers will not receive any special compensation for selling the Shares, but may be reimbursed for reasonable expenses, if any, incurred by them in connection with selling Shares, which expenses are currently anticipated not to exceed $10,000. All proceeds of the Offering will be placed in an escrow account with Capital Bank, N.A., Rockville, Maryland, pending receipt of subscriptions for not less than the minimum number of Shares. (See "THE OFFERING--Escrow Account"). If for any reason the Bank does not receive its charter to open for business, or the minimum number of Shares are not subscribed for by the Termination Date, including extensions, if any, all subscription funds will be promptly refunded to subscribers without interest, except that interest will be paid to the extent law, regulation or administrative policy of the subscriber's state of residence specifically requires. (See "THE OFFERING -- Acceptance and Refunding of Subscriptions").

(2) Before deducting expenses of this Offering which are estimated at $110,000 ($0.14 per share if the minimum number of Shares are sold or $0.09 per share if the maximum number of Shares are sold), including legal and accounting fees and printing and other expenses.

(3) Does not reflect Shares subject to the Oversubscription Allotment. If all Shares subject to the Oversubscription Allotment are sold, the aggregate price to public, proceeds to issuer, and estimated expenses per share, based upon the assumptions in Footnote (2), would be $13,800,000, $13,800,000 and $0.08 per share, respectively.

                THE DATE OF THIS PROSPECTUS IS FEBRUARY 9, 1998.

(continued from preceding page)

in its discretion. The maximum number of Shares for which any investor may subscribe is five percent (5%) of the total number of Shares sold in the Offering, or a maximum investment of $600,000 if all of the Shares, not including Shares subject to the Oversubscription Allotment, offered hereby are sold, or $400,000 if the minimum number of Shares are sold, subject to the right of the Company to permit larger subscriptions in order to ensure the sale of the minimum number of shares offered hereby, or otherwise in its discretion. Subject to the foregoing and the Company's right to reject any subscription in whole or in part, all subscriptions, once delivered to the Company, are irrevocable by the subscriber.

          Prospective purchasers should note that: (1) neither the Company nor its proposed subsidiary, EagleBank, (in organization) (the "Bank") has engaged in business operations, and the Bank has not yet been authorized to conduct banking activities; (2) 260,500 of the Shares being offered hereby have been reserved for sale to Directors and Officers of the Company and the Bank if the minimum number of Shares are sold (320,500 if the maximum number of Shares are sold and 347,500 if all Shares subject to the Oversubscription Allotment are sold); and (3) the Subscription Price has been determined arbitrarily by the Board of Directors of the Company and bears no relationship to assets, earnings, book value or any other established measure of value. At present there is no public market for the Shares, and there is no assurance that an active trading market will develop as a result of this Offering. (See "RISK FACTORS").

          The Offering will expire on April 10, 1998, unless terminated earlier or extended by the Company in its sole discretion. The Offering may be extended for periods of up to thirty (30) days without notice; however, under no circumstances will the Offering be extended beyond June 9, 1998. (See "THE OFFERING -- General"). Subscribers will be unable to obtain a refund of their funds during the Offering period, and will not be entitled to receive interest on funds held in escrow. (See "THE OFFERING -- Acceptance and Refunding of Subscriptions").


                                -----------------

                              AVAILABLE INFORMATION

          The Company is a newly organized company and to date has not issued any capital stock or engaged in any business operations. As such, it is not currently subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, although it will become subject to the periodic reporting requirements following the completion of this offering, until such time as it has fewer than three hundred shareholders of record. The Company will furnish stockholders with annual reports containing audited financial statements. It may also send other reports to keep stockholders currently informed concerning its affairs.

          The Company has filed a Registration Statement on Form SB-2 with the Securities and Exchange Commission (the "Commission"), of which this Prospectus forms a part. This Prospectus does not contain all of the information contained in the Registration Statement and the exhibits thereto, certain parts of which have been omitted in accordance with rules of the Commission. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and, in each instance, reference is made to the copy of the document so filed for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference. The Registration Statement and the exhibits thereto are on file with, and may be examined without charge, at the following public reference facilities of the
Commission: 450 Fifth Street, NW, Room 1024, Washington, DC 20549; 7 World Trade Center, Suite 1300, New York, New York, 10048; and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may be obtained, at prescribed rates, from the Public Reference Section of the Commission 450 Fifth Street, NW, Room 1024, Washington, DC 20549. The Commission maintains an Internet web site that contains information, including registration statements, of issuers who file electronically with the Commission. The address of that web site is http://www.sec.gov.


          NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THE BANK SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                               PROSPECTUS SUMMARY

          The following information is qualified in its entirety by reference to the more detailed information contained elsewhere in this Prospectus. Prospective purchasers are urged to carefully read the entire Prospectus, including the information under "RISK FACTORS", before making any investment decision.

THE COMPANY AND THE BANK


          Eagle Bancorp, Inc. (the "Company") was incorporated under the laws of the State of Maryland on October 28, 1997, to be a bank holding company and, subject to regulatory approvals, will initially use $7,000,000 of the proceeds of this Offering to purchase all of the then-issued shares of the common stock of EagleBank, a Maryland chartered commercial bank in the process of organization (the"Bank"). If more than $8,000,000 is raised through this Offering, the Company may use all or a portion of the additional proceeds for the purpose of purchasing additional shares of the Bank's common stock (or otherwise contribute all or a portion of such additional proceeds to the Bank), or may retain the additional proceeds in the Company for general corporate purposes, including permitting the Company to engage in other business activities permitted for bank holding companies and to meet future expenses. The Bank will use the proceeds of the sale of its Common stock to furnish and equip the Bank's premises and offices, to provide working capital for expansion and to fund lending activities. (See "USE OF PROCEEDS"; "SUPERVISION AND REGULATION -- The Company"). Whether or not the Company contributes additional proceeds of the Offering to the Bank will depend on the total amount raised.

          Neither the Company nor the Bank has commenced operations and neither will do so unless this Offering is completed and the requisite approvals of the Maryland Department of Financial Regulation, Board of Governors of the Federal Reserve System and Federal Deposit Insurance Corporation are obtained. Neither the Company nor the Bank has issued any stock and neither will do so until at least 800,000 Shares are subscribed for pursuant to this Offering. The assets of the Company as of November 30, 1997, as shown on its balance sheet, were $53,341, consisting of cash and equipment, and the Company's total stockholders' deficit as of that date was $(74,236). Advances from organizers have been the source of funding for the Company. These non-recourse advances, in the aggregate amount of $155,000 as of January 15, 1998 ($80,000 as of November 30, 1997, the date of the audited finacial information contained herein), together with any additional advances by organizers, are to be repaid from the proceeds of this Offering, together with interest at the prime rate, adjusted monthly.


          The Bank has not yet engaged in any business operations and is in the process of obtaining the approvals necessary to commence operations as a commercial bank. It is anticipated that the Bank, which will have a primary market area in Montgomery County, Maryland, will open in the second quarter of 1998, although no assurances can be given as to the date actual operations will begin. Temporary offices of the Company and the Bank are located at 8101 Glenbrook Road, c/o Ronald D. Paul, Bethesda, Maryland 20814 and its telephone number is (301) 986-9288. (See "THE COMPANY AND THE BANK").

          The Company and the Bank are being organized by a group of individuals active in Montgomery County and surrounding area business, professional, banking, financial and charitable activities. Many of the organizers and proposed Directors and Officers of the Company and the Bank have significant prior experience and contacts from service with other successful Montgomery County area community banks. (See "MANAGEMENT"). It is the present intention of the Company to seek to establish branch offices of the Bank as rapidly as possible in order to more effectively service customer relationships anticipated by the Company, and better compete in a highly competitive environment including the establishment of two branch offices within two months of the Bank opening for business. There can be no assurance that the Bank will be able to establish any additional branches, that any of the anticipated relationships will materialize, or that the Bank will be able to compete successfully.

                                  THE OFFERING

Shares Offered Hereby                Up to  1,200,000  shares of  Common  Stock.
                                     Acceptable  subscriptions  for a minimum of
                                     800,000 shares must be received  before any
                                     shares will be sold in this  Offering.  The
                                     Company reserves the right to sell up to an
                                     additional  180,000  shares of Common Stock
                                     in   the   event   that   the   volume   of
                                     subscriptions exceeds the number of shares offered (the "Oversubscription Allotment").

Subscription Price                   $10.00 per Share

Termination Date                     April 10, 1998,  unless earlier  terminated
                                     or extended by the Company to a date not later than June 9, 1998.

Minimum Subscription                 100 Shares  ($1,000),  subject to the right
                                     of   the   Company   to   permit    smaller
                                     subscriptions in its discretion.

Maximum Subscription                 Five  percent  (5%) of the total  number of
                                     Shares sold in the Offering, subject to the
                                     right  of  the  Company  to  permit  larger
                                     purchases  in order to  ensure  the sale of
                                     the minimum  number of Shares to be sold in
                                     the    Offering   or   otherwise   in   its
                                     discretion.    The    filing   of   certain
                                     information or  applications  with the bank
                                     regulatory  agencies may be a  prerequisite
                                     to the  purchase of five percent or more of
                                     the Common Stock.  The Company reserves the
                                     right to reduce,  or reject, in whole or in
                                     part, any subscription  which would require
                                     prior regulatory application or approval if
                                     such   is  not   obtained   prior   to  the
                                     Termination  Date.  (See "THE  OFFERING  --
                                     Regulatory Limitations")

Gross Proceeds of the Offering       $8,000,000 if the minimum  number of shares
                                     are  subscribed  for.  $12,000,000  if  the
                                     maximum  number  of shares  are  subscribed
                                     for.  $13,800,000  if all shares subject to
                                     the    Oversubscription    Allotment    are
                                     subscribed for.

Estimated  Net  Proceeds
of the  Offering                     $7,890,000 if the minimum  number of shares
                                     are  subscribed  for;  $11,890,000  if  the
                                     maximum  number  of shares  are  subscribed
                                     for;  $13,690,000  if all shares subject to
                                     the    Oversubscription    Allotment    are
                                     subscribed   for,   in  each   case   after
                                     deduction   of  expenses  of  the  Offering
                                     estimated at $110,000.

Use of Proceeds                      The Company  will use the first  $7,000,000
                                     of the  net  proceeds  of the  Offering  to
                                     purchase all of the  then-issued  shares of
                                     common  stock of the Bank.  Net proceeds in
                                     excess of  $8,000,000  will,  subject  to a
                                     determination  by the Board of Directors of
                                     the  Company to  contribute  all or part of
                                     such  excess   proceeds  to  the  Bank,  be
                                     invested  in  short  term  U.S.  government
                                     securities, or other investments authorized
                                     by  the   Company,   pending  use  of  such
                                     proceeds   as  working   capital   for  the
                                     Company.   The   Company   may   engage  in
                                     non-banking activities permissible for bank
                                     holding   companies,   including   but  not
                                     limited to venture capital and mortgage banking activities.

                                     The Bank will utilize the funds received from the Company to furnish and equip facilities for the Bank, to provide working capital, and for general corporate purposes of the Bank. (See "USE OF PROCEEDS").

RISK FACTORS

          Investment in the Shares offered hereby involves certain risks, including but not limited to the possibility that there will not be a trading market, active or otherwise, for the Shares, the lack of an operating history of the Company and the Bank and the fact that the Bank will be faced with competition from other financial institutions that have substantially greater financial resources than will the Bank. Investors should carefully consider the information contained herein under "RISK FACTORS."

                                  RISK FACTORS

          An investment in the securities offered by this Prospectus involves various risks. Prospective purchasers should consider the following, together with the other information contained herein, before making a decision to purchase any Shares offered hereby.

          Limited Trading Market. While the Shares being offered hereby will be freely transferable by most shareholders immediately upon issuance, it is not anticipated that there will be an active market for trading the Shares following this Offering, and no assurance can be given that an active or established trading market will develop in the foreseeable future. Directors and Officers of the Company and the Bank have indicated their intentions to purchase an aggregate of 260,500 of the Shares being offered hereby, subject to increase in the event that more than the minimum number of Shares are sold. While the Company currently intends to list the Shares on The Nasdaq Stock Market National Market System ("Nasdaq/NMS") or another securities exchange as soon as it meets the requirements therefore, the Common Stock will not initially be so listed and there can be no assurance that trading in the over-the-counter market or through brokers or market makers will develop. Qualification requirements for the Nasdaq/NMS currently include at least one year of pre-tax income of $750,000 and after-tax income of $400,000, 400 shareholders of record and 1,000,000 publicly held shares (exclusive of shares held by Directors and Officers) or 800 shareholders and 500,000 publicly held shares, and two market makers; or a three year operating history, net assets of $12,000,000, and 1,000,000 publicly held shares with a market value of $15,000,000. There can be no assurance that the Company will qualify for listing on Nasdaq/NMS or another securities exchange. Additionally, even if qualified, future events may cause the Company to elect not to seek listing on Nasdaq/NMS or another securities exchange. As a result, an investment in the Shares offered hereby may be relatively illiquid. (See "THE OFFERING -- Limited Market for Shares").

          Lack of Operating History and Profitability. The Company and the Bank are in the process of organization and neither has any prior operating history. Since the Company will function as a holding company, its profitability will primarily depend on the results of operations of its principal asset, the Bank. Although the organizing directors and executive officers have significant experience and contacts in the market in which the Bank will operate, it is expected that the Bank will incur operating losses during its initial years of operation, may not achieve significant profitability, if at all, for at least two years, and no assurance can be given as to its long-term profitability. The establishment of branch offices, and the attendant costs, may further delay profitability if such branches do not grow as presently anticipated. There can be no assurance that the Bank will receive approval to establish its first two branches as planned. (See "BUSINESS OF THE COMPANY").

          Release of Funds From Escrow Without Regulatory Approval to Commence Banking Operations. The Company reserves the right to break escrow, receive the subscription funds from the account into which they have been deposited, and issue shares of Common Stock at any time after the receipt of acceptable subscriptions for the minimum number of Shares, whether or not all approvals necessary for the Bank to commence operations as a subsidiary of the Company have been received. If the Company elects to break escrow prior to receiving all approvals, and such approvals are not ultimately received, investors' funds will be irrevocably invested in Common Stock, but the Company will not be able to effect its plan to own and operate a newly formed bank. In that event, the Company intends to commence liquidation proceedings and return investor funds, without interest, as soon as possible after completion of such proceedings. The election to break escrow prior to receiving all required regulatory approvals would be made to obtain use of the escrowed funds to finance the buildout of the Bank's offices. In making the determination to break escrow, the Board of Directors would consider the amount of funds required to fund the buildout, the timely availability of additional organizer advances, the availability and cost of other temporary financing sources, and the judgment of the Board of Directors as to the ultimate success of the Company and the Bank in obtaining all approvals required to commence banking operations and the timing of such approvals. Because of the nature of the regulatory approval process, there can be no assurance that the judgment of the Board of Directors will be correct in these matters. The organizers of the Company have indicated that in the event the Company and the Bank do not receive all required approvals and the Company effects a liquidation, they will contribute to the Company such funds as may be required to cause all investors to receive the full amount of their initial investment in the Company, including interest to the extent law, regulation or administrative policy of the investor's state of residence specifically requires, without deduction for expenses incurred in the attempted organization of the Company and the Bank. (See "THE OFFERING -- Escrow Account; Release of Funds").

          Potential for Management to Block Action by Shareholders Through Voting of Their Shares. Directors and Officers of the Company and the Bank have indicated their intention to purchase 260,500 Shares if the minimum number of Shares are sold, 320,500 Shares if the maximum number of Shares are sold, and 347,500 Shares if all Shares subject to the Oversubscription Allotment are sold, representing approximately 32.56%, 26.71%, and 25.18%, respectively, of the total Shares outstanding following the Offering. If such persons purchase the number of Shares indicated, then by voting against a proposal submitted to shareholders, the Directors and Officers of the Company and the Bank, as a group, would be able to block approval of any proposal submitted to shareholders which requires an 80% vote of shareholders (such as certain votes under Maryland's statute regarding business combinations with certain "interested stockholders"), and make approval more difficult for proposals requiring the vote of two-thirds of shareholders (such as mergers, share exchanges, certain asset sales, and amendments to the Company's Articles of Incorporation). Directors and Officers of the Company, or persons related or affiliated with them, may purchase additional Shares in the Offering.

          Arbitrarily Determined Subscription Price. The subscription price of the Shares offered hereby has been arbitrarily determined by the Board of Directors of the Company, and no independent investment banking firm was retained to assist in such determination. The $10.00 per Share price bears no relationship to the assets, earnings, book value or other established measure of value of the Company or the Bank; rather, in fixing the price the Board considered, among other things, the subscription prices of securities offered by other newly organized financial institutions and bank holding companies.

          Limitations on Dividends. The Bank will be the wholly owned subsidiary of the Company and, initially, its principal revenue producing operation. It is anticipated that the Bank will incur losses during its intial phase of operations, and therefore, it is not anticipated that any dividends will be paid by the Bank or the Company for at least three years and in the forseeable future. Even if the Bank and the Company have earnings in an amount sufficient to pay dividends, the Board of Directors may determine, and it is the present intention of the Board of Directors, to retain earnings for the purpose of funding the growth of the Company and the Bank. No assurance can be given that the Bank's earnings, if any, will ever permit the payment of any dividends to the Company, and, similarly, no assurance can be given that the Company's earnings, if any, will ever permit the payment of dividends to shareholders. Approvals of the Department of Financial Regulation or the Board of Governors of the Federal Reserve System may be required prior to payment of dividends by the Bank to the Company under certain circumstances. (See "DESCRIPTION OF THE CAPITAL STOCK -- Limitations on Payment of Dividends").

          Competition. In the Greater Washington, DC metropolitan area, generally, and in the Bank's primary service area in Montgomery County, Maryland in particular, competition is exceptionally keen in the business and consumer banking markets both from large and community commercial banking institutions. The Bank will also compete with savings and loan associations, credit unions, mortgage companies, brokerage and investment firms, insurance companies and others providing financial services. Among the advantages that many of these institutions have over the Bank are their abilities to finance extensive advertising campaigns, maintain large branch networks and to directly offer certain services, such as international banking and trust services, which will not be offered directly by the

Bank. Further, the greater capitalization of the larger institutions allows for substantially higher lending limits than the Bank. (See "BUSINESS OF THE BANK -- Competition").

          Non-Underwritten Offering; Sale of Minimum Number of Shares. The Common Stock is being sold directly by the Company, through the efforts of its organizing Directors and Officers, with the limited assistance of Koonce Securities, Inc., Rockville, Maryland, a registered broker-dealer, or another registered broker-dealer in any jurisdiction in which Koonce Securities, Inc. is not registered, for the purpose of compliance with the securities laws of the various jurisdictions in which the Shares are being offered. No broker-dealer which assists the Company in the Offering will have any obligation to purchase any shares being offered hereby. Because the Offering is not underwritten, there can be no assurance that the minimum number of Shares will be sold. If the minimum number of Shares is not subscribed for, subscriber funds will be returned, without deduction, but subscribers will have lost the use of their funds during the pendency of the Offering.

         If only the minimum number of Shares are sold in the Offering, the Company and the Bank will have less capital to fund initial operating losses and Bank operations and expansion activities. While management believes that the proceeds of the sale of the minimum number of Shares is adequate to implement the Company's and Bank's business plans, the capital levels resulting from the sale of only the minimum number of Shares, in combination with adverse business conditions, could result in restricted or slower growth for the Bank, slower establishment of branches or non-banking activities, and could cause the Company to seek to raise capital by the sale of additional Common Stock earlier than it would if it sold the maximum number of Shares in this Offering.

          Shares Available for Sale Without Shareholder Action. The articles of incorporation of the Company authorize an aggregate of 5,000,000 shares of Common Stock, 1,200,000 of which are offered hereby (1,380,000 including Shares subject to the Oversubscription Allotment), and 1,000,000 shares of undesignated preferred stock, the terms of which may be determined by the Board of Directors at the time of issuance. The Board of Directors is authorized to issue additional shares of Common Stock, or shares of preferred stock having such rights, powers and privileges as it may fix, at such times and for such consideration as it may determine, without shareholder action. The existence of authorized shares of preferred stock and Common Stock could have the effect of rendering more difficult or discouraging hostile takeover attempts, or of facilitating a negotiated acquisition of the Company, and could thereby affect the market for and price of the Common Stock. Any future offering of capital stock could have a dilutive effect on holders of Common Stock. (See "DESCRIPTION OF CAPITAL STOCK").

          Reliance On Management; Discretion of Management. As newly organized institutions without existing operations, facilities or business lines, the Company and the Bank will rely upon the executive officers and directors of the Company and the Bank to locate, establish and outfit appropriate quarters for the Bank, hire staff, develop and implement marketing and business development strategies and evaluate lines of businesses in addition to the Bank's core commercial banking functions. There can be no assurance the Board of Directors of the Company and the Bank, who, subject to the requirements of safe and sound banking practices, will have substantial discretion in these matters, will be successful in this regard. Subject to the anticipated requirement that at least $7,000,000 be contributed to the capital of the Bank, and the requirements of safe and sound banking practices, the Board of Directors of the Company and the Bank will have substantial discretion of the use of Offering proceeds. The discretion of the Board of Directors and management of the Company to allocate the proceeds of the Offering May result in the use of such proceeds for non-banking activities permitted for bank holding companies which are not specified herein.

          Limitation of Director Liability. The articles of incorporation of the Company provide that to the full extent permitted by Maryland law, an officer or director of the Company will not be liable to the Company or its shareholders for monetary damages. (See "MANAGEMENT"). This could result in monetary loss to the Company and its shareholders as a result of the default of its officers or directors without the ability to obtain compensation for that loss from the officers or directors.

          Monetary Policy and Economic Conditions. The operating income and net income of the Bank will depend to a great extent on "rate differentials," i.e., the difference between the interest yields the Bank receives on its loans, securities and other interest bearing assets and the interest rates it pays on its interest bearing deposits and other liabilities. These rates are highly sensitive to many factors which are beyond the control of the Bank, including general economic conditions and the policies of various governmental and regulatory authorities, including the Board of Governors of the Federal Reserve System. (See "SUPERVISION AND REGULATION -- The Bank").

          Government Regulation. The Company and the Bank will be subject to extensive governmental regulation, control and examination by the Maryland Department of Financial Regulation, the Board of Governors of the Federal Reserve System and the Federal Deposit Insurance Corporation. The regulations of these various agencies which will govern most aspects of the Company's and the Bank's business, including investments, loans, borrowings, dividends, setting of required reserves, and location and number of branches, are promulgated principally for the protection of depositors and the deposit insurance system, and not for the protection of the investment of the Company's shareholders. (See "SUPERVISION AND REGULATION").

          Repayment of Organizational Expenses to Organizing Directors. Organizers of the Company, each of whom is a Director of the Company and the Bank, have, as of January 15, 1998, advanced an aggregate of $155,000 to the Company to cover organization costs, pre-opening expenses and the acquisition of certain fixed assets of the Company and the Bank. One organizer has obtained a line of credit in the amount of $350,000 (of which $75,000 has been drawn) for the purpose of funding additional organizational expenses of the Company and Bank through additional organizer advances. The Company's ability to repay such advances, or loans incurred to repay such advances, depends upon the success of this Offering. If the Offering is completed and the Bank opens, but organizer advances are not promptly repaid, and if such advances are not forgiven as a portion of the consideration for such organizers' subscriptions for Shares in the Offering, the organizers would be entitled to seek legal recourse against the Company, including seeking to place liens on assets of the Company, including the stock of the Bank. If successful in such legal action, and if the Company does not have funds available to pay any judgment, the organizers could cause the Bank stock to be sold to satisfy the judgment. (See "EXECUTIVE COMPENSATION AND CERTAIN TRANSACTIONS WITH MANAGEMENT -- Certain Transactions"; "USE OF PROCEEDS"; "BUSINESS OF THE COMPANY -- Management's Plan Of Operation").

          Allocation of Shares in the Discretion of the Company. The Company will have broad discretion in determining which subscriptions other than those of Directors and Officers of the Company and the Bank to accept, in whole or in part, including in the event the Offering is oversubscribed. In making such determinations, the Company may consider the order in which subscriptions are received, a subscriber's potential to do business with, or to direct business to, the Bank, and the Company's desire to have a broad distribution of stock ownership. As a result, a subscriber cannot be assured of receiving the full number of Shares subscribed for, and may forego use of all or a portion of such subscriber's funds pending allocation of available Shares. (See "THE OFFERING -- General"; " -- Acceptance and Refunding of Subscriptions").

         Delay in Opening. As of the date hereof, the Company has identified, but has not entered into leases relating to, sites for the Bank's main office and for the two branches sought to be opened shortly after the Bank opens. The inability to enter into, or delay in entering into, satisfactory leases, or in effecting renovations to such sites, could result in the Bank's opening being delayed. Delay may also be experienced as a result of the process of obtaining regulatory approvals. Delay in the commencement of operations by the Bank may result in increased aggregate organizational expense, reducing the funds potentially available for the conduct of the Company's business.

          Voting Control of the Bank. The Board of Directors of the Company will elect the Directors of the Bank, and the stockholders of the Company will not be entitled to directly elect the Directors of the Bank.

                            THE COMPANY AND THE BANK

          The Company was incorporated under the laws of the State of Maryland on October 28, 1997, to operate as a bank holding company. An application will be filed on behalf of the Company with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") for prior approval of the Federal Reserve Board to become a bank holding company pursuant to the Bank Holding Company Act of 1956, and, in connection therewith, to purchase all of the capital stock to be issued by the Bank.

          An application to organize the Bank was filed with the Maryland Department of Financial Regulation on December 5, 1997. The application contemplates sale of all of the shares of the Bank's common stock to the Company for an aggregate price of $7,000,000. In the event more than $8,000,000 in net proceeds is raised in this Offering, the Company may purchase additional shares of common stock of the Bank, or otherwise contribute such additional proceeds to the Bank, or may retain all or a portion of the additional proceeds in the Company for the purpose of allowing the Company to engage in business activities permitted for bank holding companies. (See "SUPERVISION AND REGULATION -- The Company").

          An application for insurance of the Bank's deposits was filed with the Federal Deposit Insurance Corporation ("FDIC") on December 5, 1997.The Company's application to become a bank holding company and the Bank's application for membership in the Federal Reserve System were submitted in final form on February 4, 1998.

          The Bank anticipates that it will open in the second quarter of 1998, or as soon thereafter as practicable. Meeting such targeted opening date is dependent upon a number of factors which may be beyond the control of the Bank, including the timely completion of this offering, approval by the state and federal banking agencies, final development of the Bank's facility and the hiring of employees. Any delay in the commencement of operations could increase the estimated pre-opening expenses of the Bank.

          Neither the Company nor the Bank has commenced operations and neither will do so unless this Offering is successfully completed and the Bank meets the conditions of the Department of Financial Regulation to receive its certificate of authority to commence the business of banking (the "Charter"), of the FDIC to receive deposit insurance, and of the Federal Reserve Board to become a member bank, and the Company obtains approval from the Federal Reserve Board to become a bank holding company. If the Company elects to forego membership by the Bank in the Federal Reserve System, which it reserves the right to do, then the FDIC will be the primary federal regulator of the Bank. The FDIC will regulate the Bank in substantially the same manner as the Federal Reserve Board. ("SUPERVISION AND REGULATION").


                                  THE OFFERING

GENERAL

          The Company is hereby offering for sale up to 1,200,000 shares (the "Shares") of its common stock, $.01 par value (the "Common Stock"), at a price of $10.00 per Share (the "Subscription Price"). The Company also reserves the right to sell up to an additional 180,000 shares of Common Stock in the event that the volume of subscriptions exceeds the number of shares offered (the "Oversubscription Allotment"). No Shares will be sold unless acceptable subscriptions for a minimum of 800,000 Shares are received by the Company. It is expected that Directors and Officers of the Company and the Bank will purchase approximately 32.56% of the Shares offered hereby if the minimum number of Shares are sold, or 26.71% if the maximum number of Shares are sold. Subscriptions to purchase Shares must be received by the Company no later than 5:00 p.m., eastern time, on April 10, 1998, unless the Offering is terminated earlier or extended by the Company. The Company reserves the right to terminate the Offering at any time prior to April 10, 1998, or to extend the expiration date for periods of up to thirty (30) days each, without notice to subscribers; however, under no circumstances will the Offering be extended beyond June 9, 1998. The date this Offering terminates, whether on April 10, 1998, or before or after, shall be referred to herein as the "Termination Date".

          Investors must subscribe for the purchase of a minimum of 100 Shares (for a minimum investment of $1,000), subject to the Company's right to permit smaller subscriptions in its discretion. The maximum number of Shares any person will be permitted to purchase is five percent (5%) of the total number of Shares sold in the Offering, except in the event such purchases are necessary to ensure the minimum number of Shares are subscribed and paid for in this Offering. The Company reserves the right, however, to permit such larger purchases in its discretion. (See "THE OFFERING - Regulatory Limitation")

          THE COMPANY RESERVES THE RIGHT TO ACCEPT OR REJECT ANY SUBSCRIPTION IN WHOLE OR IN PART. IN DETERMINING WHETHER TO ACCEPT ANY SUBSCRIPTION, IN WHOLE OR IN PART, THE DIRECTORS MAY, IN THEIR SOLE DISCRETION, TAKE INTO ACCOUNT THE ORDER IN WHICH SUBSCRIPTIONS ARE RECEIVED, A SUBSCRIBER'S POTENTIAL TO DO BUSINESS WITH, OR TO DIRECT CUSTOMERS TO, THE BANK AND THE COMPANY'S DESIRE TO HAVE A BROAD DISTRIBUTION OF STOCK OWNERSHIP, AS WELL AS LEGAL OR REGULATORY RESTRICTIONS. NOTWITHSTANDING THE COMPANY'S UNFETTERED RIGHT OF REJECTION, ONCE RECEIVED BY THE COMPANY, ALL SUBSCRIPTIONS ARE IRREVOCABLE BY THE SUBSCRIBER.

          No underwriting discounts or commissions will be paid in connection with the sale of the Shares offered hereby. The Offering will be made through the efforts of the Officers and Directors of the Company, who will solicit subscriptions from prospective stockholders. Such Officers and Directors will not receive any special compensation for such services, but will be reimbursed for reasonable out-of-pocket expenses, if any, incurred by them in connection therewith. Although all of the Officers and Directors of the Company and the Bank will participate in the Offering, Messrs. Abel and Paul, the Chairman of the Company and the President of the Company and Chairman of the Bank, respectively, along with Messrs. Ward and Murphy, the President/Chief Executive Officer and Executive Vice President/Chief Operating Officer of the Bank, respectively, will have principal responsibility for coordination of investor development activities, answering questions from investors and, participating in informational meetings and coordinating the efforts of the Officers and Directors in the Offering. The Company has retained Koonce Securities, Inc., Rockville, Maryland ("Koonce"), a registered broker-dealer, to provide limited assistance to the Company in order to effect sales of Shares in compliance with the securities laws of the various jurisdictions in which the Offering will be made. To the extent the Company seeks to offer Shares in jurisdictions in which Koonce is not registered, the Company may effect sales through another registered broker-dealer. Executed subscription documents (which will be promptly forwarded to the Company) and subscription proceeds (which will be forwarded to the escrow agent by noon of the business day following receipt) will be received by Koonce. No broker-dealer who assists the Company in the Offering, including Koonce, will independently assess the information in this Prospectus or determine the value of the Common Stock or the reasonableness of the Subscription Price. Koonce will receive $10,000 for its services in connection with the Offering if the Offering is completed. Koonce will also receive reimbursement of its out-of-pocket expenses, whether or not the Offering is completed.

METHOD OF SUBSCRIPTION

          Persons who wish to participate in the Offering and invest in the Company may do so by completing and signing the Subscription Agreement accompanying this Prospectus and delivering the completed Subscription Agreement to Koonce prior to the Termination Date, together with payment in full of the Subscription Price of all Shares subscribed for. Such payment in full must be by
(a) check or bank draft drawn upon a U.S. bank, or (b) postal, telegraphic or express money order, in either case, payable to "Capital Bank, N.A., Escrow Agent for Eagle Bancorp, Inc.". The Subscription Price will be deemed to have been received only upon (i) clearance of any uncertified check, or (ii) receipt of any certified check or bank draft drawn upon a U.S. bank or of any postal, telegraphic or express money order. A postage paid, addressed envelope is included for the return of Subscription Agreement. If paying by uncertified personal check, please note that the funds paid thereby may take at least five business days to clear. Accordingly, persons who wish to pay the Subscription Price by means of uncertified personal check are urged to make payment sufficiently in advance of the Termination Date to ensure that such payment is received and clears by such date. All funds received in payment of the Subscription Price shall be deposited at Capital Bank, N.A., Rockville, Maryland ("Capital Bank") in the Eagle Bancorp, Inc. Escrow Account and, pending closing of the Offering, shall be invested at the direction of the Company in short-term obligations of the United States.

          The address to which Subscription Agreements and payment of the Subscription Price should be delivered is:

                  Koonce Securities, Inc. (Eagle Bancorp, Inc.)
                             6550 Rock Spring Drive
                                    Suite 600
                            Bethesda, Maryland 20817
                 Telephone No.: (800) 368-2806 or (301) 897-9700

          If  the  aggregate   Subscription   Price  paid  by  a  subscriber  is
insufficient to purchase the number of Shares that such person indicates are being subscribed for, or if a subscriber does not specify the number of Shares to be purchased, then such subscriber will be deemed to have subscribed to purchase Shares to the full extent of the payment tendered (subject only to the reduction to the extent necessary to comply with any regulatory limitation or conditions imposed by the Company in connection with the Offering). If the Subscription Price paid by a subscriber exceeds the amount necessary to purchase the number of Shares for which such subscriber has indicated an intention to subscribe, then such subscriber will be deemed to have subscribed to purchase Shares to the full extent of the excess payment tendered (subject only to reduction to the extent necessary to comply with any regulatory limitation or conditions imposed by the Company in connection with the Offering). Notwithstanding the foregoing, the Company reserves the right to reject, in whole or in part, any subscription. In determining whether to accept any subscription, in whole or in part, the Directors may, in their sole discretion, take into account the order in which subscriptions are received, a subscriber's potential to do business with, or to direct customers to, the Bank and the Company's desire to have a broad distribution of stock ownership, as well as legal or regulatory restrictions.

          THE FULL SUBSCRIPTION PRICE FOR THE SHARES SUBSCRIBED FOR MUST BE INCLUDED WITH THE APPLICATION. FAILURE TO INCLUDE THE FULL SUBSCRIPTION PRICE WITH THE APPLICATION MAY CAUSE THE COMPANY TO REJECT THE APPLICATION.

          The method of delivery of Subscription Agreements and payment of the Subscription Price will be at the election and risk of persons participating in the Offering, but if sent by mail, it is recommended that such Subscription Agreements and payments be sent by registered mail, return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the Company and clearance of payment prior to the Termination Date.

          All questions concerning the timeliness, validity, form and eligibility of Subscription Agreements received will be determined by the Company, whose determinations will be final and binding. The Company in its sole discretion may waive any defect or irregularity, or permit any defect or irregularity to be corrected within such time as it may determine, or reject the purported subscription. Subscription Agreements will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as the Company determines in its sole discretion. Neither the Company nor any broker-dealer utilized by the Company will be under any duty to give notification of any defect or irregularity in connection with the submission of Subscription Agreements or incur any liability for failure to give such notification.

          Subscriptions for Common Stock which are received by the Company or its broker-dealer may not be revoked by subscribers.

ESCROW ACCOUNT; RELEASE OF FUNDS

          In connection with the sale of the Shares by the Company, an escrow account has been established at Capital Bank, N.A., One Church Street, Rockville, Maryland 20850. All funds submitted with Subscription Agreements will be forwarded to Capital Bank by noon of the following business day, for deposit in said escrow account. Subscription funds may be invested temporarily in short-term government obligations. The funds in the escrow account will be held by Capital Bank and will not be released until the acceptance by the Company of subscriptions for not less than the minimum number of Shares offered hereby.

          In the event that the Offering is not completed because the minimum number of Shares are not subscribed for, all regulatory approvals are not received, or otherwise, all subscription funds will be returned to investors, without interest or deduction, except that interest will be paid to the extent that law, regulation or administrative policy of an investor's state of residence specifically requires.

          The Company reserves the right to break escrow, receive the funds in the escrow account and issue shares of Common Stock to subscribers at any time after the receipt of acceptable subscriptions for the minimum number of Shares and receipt of the approval of the Bank's Articles of Incorporation by the Commissioner of Financial Regulation. Such approval, which was received on January 16, 1998, does not constitute authority to commence business as a bank, which authority will not be granted until insurance of the Bank's deposits is obtained, its premises are completed and until immediately prior to the Bank's opening for business. There can be no assurance that the Bank will receive final approval to commence business from the Commissioner of Financial Regulation, approval of its application for deposit insurance, or that the Company will receive approval of its application to become a bank holding company by acquiring the shares of the Bank's common stock. If the Company elects to break escrow prior to the Bank receiving all approvals required to commence business, and such approvals are not ultimately obtained, investors' funds will be irrevocably invested in Company Common Stock, but the Company will not be able to effect its plan to own and operate a newly formed bank. In that event, the Company intends to commence liquidation proceedings and return investor funds, without interest (except to the extent that law, regulation or administrative policy of an investor's state of residence specifically requires), as soon as possible after completion of such proceedings. The election to break escrow prior to receiving all required regulatory approvals would be made to obtain use of the escrowed funds to finance the buildout of the Bank's offices. In making the determination to break escrow, the Board of Directors would consider the amount of funds required to fund the buildout, the timely availability of additional organizer advances, the availability and cost of other temporary financing sources, and the judgment of the Board of Directors as to the ultimate success of the Company and the Bank in obtaining all approvals required to commence banking operations and the timing of such approvals. Because of the nature of the regulatory approval process, there can be no assurance that the judgment of the Board of Directors will be correct in these matters. The organizers of the Company have indicated that in the event the Company and the Bank do not receive all required approvals and the Company effects a liquidation, they will contribute to the Company such funds as may be required to cause all investors to receive the full amount of their initial investment in the Company (plus interest to the extent that law, regulation or administrative policy of an investor's state of residence specifically requires), without deduction for expenses incurred in the attempted organization of the Company and the Bank. The organizers of the Company have indicated that in the event the Company and the Bank do not receive all required approvals and the Company effects a liquidation, they will contribute to the Company such funds as may be required to cause all investors to receive the full amount of their initial investment in the Company, (plus interest to the extent that law, regulation or administrative policy of an investor's state of residence specifically requires), without deduction for expenses incurred in the attempted organization of the Company and the Bank.

          Whether or not the Offering is completed and Shares sold, all interest earned on funds held in escrow representing accepted subscriptions will be retained by the Company. By submitting a subscription, subscribers will forego interest they otherwise could have earned on the funds for the period during which their funds are held in escrow. Notwithstanding the foregoing, interest will be paid to the extent that law, regulation or administrative policy of an investor's state of residence specifically requires in the event that the Offering is not completed, or in the event that the Offering is completed, but funds are returned in liquidation because all approvals required for the commencement of business by the Bank are not ultimately received. Prior to the time the Offering is completed or terminated, the Company shall be entitled to request, from time to time, that the escrow agent distribute accrued earnings on the escrowed funds to the Company of general corporate purposes.


ACCEPTANCE AND REFUNDING OF SUBSCRIPTIONS

          Subscription Agreements are not binding on the Company until accepted by the Company, which reserves the right to reject, in whole or in part, in its sole discretion, any Subscription Agreement or, if the Offering is oversubscribed, to allot a lesser number of Shares than the number for which a person has subscribed. In determining the number of Shares to allot to each subscriber in the event the Offering is oversubscribed, the Directors, in their sole discretion, may take into account the order in which subscriptions are received, a subscriber's potential to do business with, or to direct customers to, the Bank, and the Company's desire to have a broad distribution of stock ownership, as well as legal or regulatory restrictions. The Company will decide which Subscription Agreements to accept within three days after the Termination Date, including extensions, if any. Once made, a subscription is irrevocable by the subscriber during the period of the Offering, including extentions, if any.

          In the event the Company rejects all or a portion of any subscription, the escrow agent will promptly refund to the subscriber by check sent by first-class mail all, or the appropriate portion of, the amount submitted with the Subscription Agreement, without interest or deduction, except that interest will be paid to the extent that law, regulation or administrative policy of an investor's state of residence specifically requires. If for any reason the Offering is not completed, because the Bank does not receive its Charter to open for business, the minimum number of Shares are not subscribed for by the Termination Date, including extensions, if any, or for any other reason, all subscription funds will be promptly refunded to subscribers without interest or deduction, except that interest will be paid to the extent that law, regulation or administrative policy of an investor's state of residence specifically requires.

          After all refunds have been made, the escrow agent, the Company, the Bank and their respective Directors, Officers, and agents will have no further liabilities to subscribers. Certificates representing Shares duly subscribed and paid for will be issued by the Company as soon as practicable after funds are released to the Company by the escrow agent.

          Interest for Pennsylvania Residents. Not in limitation of anything contained herein, in the event that subscription funds of an investor residing in Pennsylvania are returned (including upon a liquidation in the event that all regulatory approvals required for the Bank to commence operations as a subsidiary of the Company are not received after the Company has broken escrow), such investors will be entitled to receive interest if their funds have been held by the Company for more than ninety days.

LIMITED MARKET FOR SHARES

          Except for Shares held by the Company's Directors and certain Officers, the Shares will be freely transferable immediately upon issuance and will not be subject to any transfer restrictions. Although the Shares may be bought or sold in the over-the-counter market through securities brokers and dealers, it is not anticipated that an active trading market will develop in the foreseeable future. There can be no assurance that an over-the-counter market will develop for the Common Stock. It is not anticipated that the Shares will initially be listed on any stock exchange or be designated for trading on the Nasdaq system, although the Company currently intends to list the Shares on the Nasdaq/NMS or another exchange as soon as it meets the requirements therefor. There can be no assurance however, that the Company will qualify for, or if qualified for will seek, listing on the Nasdaq/NMS or another securities exchange.

REGULATORY LIMITATION

          The purchase of five percent (5%) or more of the Common Stock of the Company may require the subscriber to provide certain information to, or seek the prior approval of, state and federal bank regulators. The Company will not be required to issue shares of Common Stock pursuant to the Offering to any person who, in the opinion of the Company, would be required to obtain prior clearance or approval from any state or federal bank regulatory authority to own or control such shares if, at the Termination Date, such clearance or approval has not been obtained or any required waiting period has not expired. The
Company reserves the right to reduce or reject, in whole or in part, any subscription which would require prior regulatory application or approval if such has not been obtained prior to the Termination Date.

                                 USE OF PROCEEDS

          The proceeds to the Company from the sale of the Shares offered hereby will be $8,000,000 if the minimum number of Shares are sold, $12,000,000 if the maximum number of Shares offered hereby are sold, and $13,800,000 if all Shares subject to the Oversubscription Allotment are sold, in each case before deducting expenses of the Offering, which are estimated at $110,000.

          The Company will initially use $7,000,000 of the net proceeds of the Offering to purchase all of the then-issued common stock of the Bank. Additionally, the Company will pay all of the organizational expenses of the Company and the Bank from the proceeds of the Offering, including through repayment of funds advanced to the Company by the organizers. If more than $8,000,000 of net proceeds is raised in the Offering, the Company may use all or a portion of the additional proceeds for purchase of more shares of the Bank's common stock (or otherwise contribute such funds to the Bank) or may retain all or a portion of the additional proceeds in the Company for general corporate purposes, including permitting the Company to engage in business activities permitted for bank holding companies, and to meet future accounting, legal and regulatory expenses (See "SUPERVISION AND REGULATION"). There can be no assurance that the Company will not be required to contribute to the capital of the Bank more than the amount currently anticipated as a condition to the approval of the Bank's charter or the establishment of its planned branches.

          The Bank will apply the proceeds of the sale of its capital stock to the Company to furnish and equip the Bank's premises and the Company's offices (at an estimated cost of $833,000), to provide working capital for expansion, to fund lending activities and for general corporate purposes (including the investment of all or a portion of the working capital funds in interest-bearing certificates of deposit or other deposits with the Bank or other types of securities, such as government bonds). Certain of the expenses attributable to the Bank for furnishing and equipping premises and offices may be initially paid through organizer advances, and the Bank or Company will repay the organizer loans reflecting such expenses.

          Set forth below is a tabular presentation reflecting the anticipated allocation of the net proceeds of the Offering, after deducting estimated expenses of the Offering of $110,000. The presentation assumes the sale of a maximum of 1,200,000 Shares, that no Shares subject to the Oversubscription Allotment are sold, the payment of all pre-opening and organizational costs (other than Bank premises and equipment expense) by the Company, and in the case of the maximum number of Shares being sold, the contribution of all proceeds in excess of $8,000,000 to the Bank. Pre-opening expenses will initially have been funded by organizer advances, which will be repaid from the proceeds of this Offering. The presentation assumes the direct payment of all such expenses (other than Bank premises and equipment expense) by the Company.


                                                            Minimum                                       Maximum(1)

                                                  Amount        % of Proceeds(1)                  Amount         % of Proceeds(1)
                                            ---------------------------------------        -----------------------------------------

THE COMPANY:

  Net Proceeds                                   $  7,890,000                100%                 $ 11,890,000                100%


  Purchase of Stock of Bank/
    Capital Contributions                           7,000,000              88.72%                   10,890,000              91.59%

  Salary(2)(3)                                        230,000               2.92%                      230,000               1.93%

  Other pre-opening expense(3)(4)                      70,000               0.89%                       70,000               0.59%

  Interest on organizer advances(5)                    23,233               0.29%                       23,233               0.20%


  Working Capital                                     566,767               7.18%                      676,767               5.69%

THE BANK

  Proceeds of Capital Contributions
    By Company                                      7,000,000              88.72%                   10,890,000              91.59%

  Premises and equipment expense(3)(6)                833,000              10.56%                      833,000               7.01%

  Working Capital                                   6,167,000              78.16%                   10,057,000              84.58%


(1) Represents, in case of the Bank, percentage of total net proceeds of Offering. The Company reserves the right to not contribute to the Bank any portion of the proceeds of the Offering in excess of $7,000,000.
(2) Represents pre-opening salary and benefits for President and Executive Vice President of Bank.
(3) All or a portion of such items will be initially funded by organizer advances. These organizer advances, with interest at the prime rate, adjusted monthly, will be repaid from the proceeds of the Offering. Organizer advances amounted to $80,000 at November 30, 1997 and $155,000 at January 15, 1998.
(4) Includes application costs and legal expense not related to the Offering, and office expense for pre-opening period.
(5) Represents interest at rate of 8.5% on aggregate of $410,000 in organizer advances for a period of eight months.
(6) Represents costs incurred in outfitting main offices of Bank and two branches.

                             BUSINESS OF THE COMPANY

          The Company's application to become a bank holding company was filed with the Federal Reserve Board on February 4, 1998. The Company knows of no reason why the approval from the Federal Reserve Board would not be received, although no assurances can be given as to when, or if, such approval will be received, and if received, whether it will be received without conditions.

          The principal asset of the Company will be its investment in all of the issued and outstanding capital stock of the Bank. Future operations of the Company have not been decided upon at this time but will be closely evaluated and may be predicated on the availability of additional business opportunities and/or acquisitions to be financed by Bank dividends, borrowings, the sale of additional Common Stock or preferred stock of the Company, or any combination thereof.

          With the prior approval of the Federal Reserve Board, a bank holding company may engage in non-banking activities closely related to the business of banking. With such approval the Company could engage in the making and servicing of loans, which would be made by companies engaged in consumer finance, credit card issuance, making of mortgages, and commercial financing. Further, the Federal Reserve Board allows bank holding companies to give investment or financial advice, lease personal or real property, provide data processing and courier services, invest in Small Business Investment Companies, among others. If a favorable opportunity is presented, the Company could engage in such activities, or other activities which the Federal Reserve Board currently or in the future may consider closely related to banking, with the prior approval of the Federal Reserve Board.

          Although the Company has not determined the nature of any non-banking activities it may engage in, and has no agreements or understandings pursuant to which it would engage in any such non-banking activities, the Company anticipates that it will explore the feasibility of engaging in venture capital finance and mortgage banking activities, either directly or through subsidiaries established for the purpose. There can be no assurance that the Company will conduct such activities, or if it does, that any such activities will be profitable or successful for the Company.

          Market Experience. While the Company and the Bank are newly formed enterprises without existing operations, the Company believes that the composition of its and the Bank's boards of directors will give them substantial ability to successfully establish the Bank's business and compete in the highly competitive and heavily banked Montgomery County market. Prior to joining the organizing group, a majority of the Bank's directors were members of the Board of Directors of one or more commercial banks in the Washington, D.C. metropolitan area. The proposed President and Chief Executive Officer and Executive Vice President - Chief Operating Officer of the Bank each has over 25 years of banking and finance related experience. Each of the organizers is a successful member of the business community in the Montgomery County, Maryland and surrounding market areas, and has significant business and personal relationships within that area. (See "MANAGEMENT").

                     PRO FORMA CAPITALIZATION OF THE COMPANY

          The following table sets forth the pro forma consolidated capitalization of the Company at November 30, 1997, after giving effect to the receipt of the estimated net proceeds of (i) the sale of the minimum number of Shares required to be sold in the Offering; (ii) the sale of all of the Shares offered hereby, other than Shares subject to the Oversubscription Allotment; and
(iii) pre-opening expenses (other than premises and equipment expenses for the Bank, but including expenses of the Offering) of $433,000, and based upon the assumptions set forth herein.


                                                                            November 30, 1997
                                                       -----------------------------------------------------------


                                                    Actual      Pro Forma 1                     Pro Forma 2(2)
                                                  -----------   -----------------         ---------------------------

Stockholders' equity:

  Common Stock, $.01 par value; shares
   authorized, 5,000,000; shares
   outstanding, 0 actual, 800,000 pro forma 1;
   1,200,000 pro forma 2                           $       0      $     8,000                         $    12,000


  Preferred Stock, $.01 par value; shares
   authorized, 1,000,000; shares
   outstanding, 0 actual, 0 pro forma 1; 0 pro
   forma 2                                                 0                0                                   0

  Capital surplus                                          0        7,882,000                          11,878,000
  Retained earnings (deficit)                        (74,236)(3)     (323,000)(3)                        (323,000)(3)
                                                   ----------   -----------------         ---------------------------

Total stockholders' equity                           (74,236)      $7,567,000                         $11,567,000
                                                   ==========   =================         ===========================

Book value per share of common stock(1)                  N/A       $     9.46                         $      9.64
                                                   ==========   =================         ===========================


(1) Book value per share of common stock is determined by dividing the Company's pro forma total consolidated equities at November 30, 1997 by 800,000 and 1,200,000 shares issued and outstanding, respectively.

(2) If all Shares subject to the Oversubscription Allotment were sold, the total stockholders' equity and book value per share of common stock would be $13,367,000 and $9.69, respectively.

(3) Represents estimated pre-opening expenses, other than expenses of the Offering (which are deducted from capital surplus). See "Use of Proceeds" for a breakdown of the allocation of such funds.

                              BUSINESS OF THE BANK

          As of the date of this Prospectus, the Bank has not been authorized to conduct banking business and has not engaged in banking business or other operational activities. The issuance of a Charter by the Department of Financial Regulation and approval of deposit insurance by FDIC will be dependent upon compliance with certain conditions and procedures, including the sale of the Bank's stock to the Company, the completion of the Bank's premises, the purchase of certain fidelity and other insurance, the hiring of its staff and the adoption of certain operating procedures and policies. Upon completion of this Offering and issuance of the Charter by the Department of Financial Regulation, and subject to receipt of all required regulatory approvals, the Bank will open for business with its main office in Bethesda, Maryland and will engage in the business of commercial banking. It is currently intended that the Bank will establish two branches, in Rockville, Maryland and Silver Spring, Maryland, within two months of opening. The Bank will accept checking and savings deposits, offer a full range of commercial, consumer/installment and real estate loans and provide customary banking services.

          The Bank will seek to operate as a community bank alternative to the superregional financial institutions which dominate its primary market area. The cornerstone of the Bank's philosophy will be to provide superior, personalized service to its customers. The Bank will seek to focus on relationship banking, providing each customer with a number of services, familiarizing itself with, and addressing itself to, customer needs in a proactive, personalized fashion.

PRIMARY SERVICE AREA AND PROPOSED SERVICES

Bank Location and Market Area

          The Bank's proposed main office and the headquarters of the Company and the Bank will be located in Bethesda, Maryland. While an available location has been identified for the main office, no lease has been entered into as of the date hereof. It is currently anticipated that two branches, in Rockville, Maryland and Silver Spring, Maryland, will be established within two months of the opening of the Bank. As of this date, no leases have been entered into.

          The primary service area of the Bank is Montgomery County, Maryland, with a secondary market area in the Washington D.C. RMA, particularly Washington D.C., Prince George's County in Maryland, and Arlington and Fairfax Counties in Virginia. The Washington, D.C. area attracts a substantial federal workforce as well as supporting a variety of support industries such as attorneys, lobbyists, government contractors, real estate developers and investors, non-profit organizations, tourism and consultants.

          Household income for Montgomery County in 1996 was established at $106,950 compared to a national average for similar counties of $67,090. Per capita income of $38,400 similarly exceeded the national average of $24,730.

          Montgomery County, with a total population of about 840,000, represents the second largest suburban employment center in the Washington, D.C. area, with approximately 470,000 jobs in 1996, and an unemployment rate below the national average. While government employment provides a significant number of jobs, over 80% of the jobs in the county involve private employers. Almost half of the county's employment is located in the Bethesda, Rockville, North Bethesda area in which the Bank will be located. Much of the job growth and development is located in that area and in the nearby I-270 technology corridor.

Description of Services

          The Bank will offer full commercial banking services to its business and professional clients as well as complete consumer banking services to individuals living and/or working in the service area. The Bank will primarily emphasize providing commercial banking services to sole proprietorships, small and medium-sized businesses, partnerships, corporations, non-profit organizations and associations, and investors living and working in and near the Bank's primary service area. A full range of retail banking services will be offered to accommodate the individual needs of both corporate customers as well as the community the Bank will serve.

          The Bank will seek to develop a loan portfolio consisting primarily of business loans with variable rates and/or short maturities where the cash flow of the borrower is the principal source of debt service with a secondary emphasis on collateral. Real estate loans will generally be for commercial purposes and will be structured using variable rates and/or fixed rates with short (three to five year) maturities. Consumer loans will be made on the traditional installment basis for a variety of purposes.

          All new business customers will be screened to determine, in advance, their credit qualifications and history. Employing this practice will permit the bank to respond quickly to credit requests as they arise.

          In general, the Bank anticipates offering the following credit services:

          1) Commercial loans for business purposes including working capital, equipment purchases, real estate, lines of credit, and government contract financing. Asset based lending and accounts receivable financing will also be available on a selective basis.

          2) Real estate loans, including construction loan financing, for business and investment purposes.

          3) Traditional general purpose consumer installment loans including automobile and personal loans. In addition, the Bank will offer personal lines of credit.

          4)   Credit card services, to be offered through an outside vendor.

          The direct lending activities in which the Bank expects to engage each carries the risk that the borrowers will be unable to perform on their obligations. As such, interest rate policies of the Federal Reserve Board and general economic conditions, nationally and in the Bank's primary market area will have a significant impact on the Bank's and the Company's results of operations. To the extent that economic conditions deteriorate, business and individual borrowers may be less able to meet their obligations to the Bank in full, in a timely manner, resulting in decreased earnings or losses to the Bank. To the extent the Bank makes fixed rate loans, general increases in interest rates will tend to reduce the Bank's spread as the interest rates the Bank must pay for deposits increase while interest income is flat. Economic conditions and interest rates may also adversely affect the value of property pledged as security for loans.

          Deposit services will include business and personal checking accounts, NOW accounts, and a tiered savings/Money Market Account basing the payment of interest on balances on deposit. Certificates of Deposits will be offered using a tiered rate structure and various maturities. The acceptance of brokered deposits is not a part of the current strategy. A complete IRA program will be available.

          Other services for business accounts will include cash management services such as PC banking sweep accounts, repurchase agreements, lock box, and account reconciliation, credit card depository, safety deposit boxes and Automated Clearing House origination. In addition, a daily messenger service and a microcomputer link to the Bank will be developed subject to sufficient demand. After hours depositories and ATM service will be available.

SOURCE OF BUSINESS

          Management believes that the market segments targeted, small to medium sized businesses and the consumer base of the Bank's market area, are demanding the convenience and personal service that a smaller, independent financial institution can offer. It will be those themes of convenience and personal service that will form the basis for the Bank's business development strategies. The Bank first plans to provide services from a strategically located main office in Bethesda, Maryland, followed by branches in adjacent areas which it believes will complement the needs of the Bank's customers, and will provide prospects for additional growth and expansion. Subject to obtaining necessary regulatory approvals, capital adequacy, the identification of appropriate sites, then current business demand and other factors, the Company presently plans for the Bank to establish two branch offices within two months of opening for business. There can be no assurance that the Bank will establish such branches or that they will be profitable.

          The Bank expects to capitalize upon the extensive business and personal contacts and relationships of its Directors and Executive Officers to establish the Bank's initial customer base. To introduce new customers to the Bank, early reliance will be on Directors' referrals, officer-originated calling programs and customer and shareholder referrals.

          Management intends to build a staff of competent, professional associates to provide the Bank's customers with bankers sensitive to customer needs and experienced in providing a level of personal and professional service expected by the business community.

ASSET MANAGEMENT

          Consistent with the objective of the Bank to serve the needs of the business community, assets will be concentrated in commercial and commercial real estate loans. To be consistent with the requirements of prudent banking practices, adequate assets will be invested in high grade securities to provide liquidity and safety. Loans will be targeted at 80% or less of deposits (excluding repurchase agreements), and structured generally with variable rates and/or fixed rates with short maturities. Investment securities will primarily be United States treasury securities and United States government or "quasi-government" agencies, and tax exempt municipal securities with a minimum rating of A from an established rating agency.

          The risk of nonpayment (or deferred payment) of loans is inherent in commercial banking. The Bank's marketing focus on small to medium-sized businesses may result in the assumption by the Bank of certain lending risks that are different from those attendant to loans to larger companies. Management of the Bank will carefully evaluate all loan applications and will attempt to minimize its credit risk exposure by use of thorough loan application, approval and monitoring procedures; however, there can be no assurance that such procedures can significantly reduce such lending risks.

COMPETITION

          Deregulation of financial institutions and holding company acquisitions of banks across state lines has resulted in widespread, fundamental changes in the financial services industry. This transformation, although occurring nationwide, is particularly intense in the greater Washington, D.C. metropolitan area because of the changes in the area's economic base in recent years and changing state laws authorizing interstate mergers and acquisitions of banks, and the interstate establishment or acquisition of branches.

          In Montgomery County, Maryland, competition is exceptionally keen from large banking institutions headquartered outside of Maryland. In addition, the Bank will compete with other community banks, savings and loan associations, credit unions, mortgage companies, finance companies and others providing financial services. Among the advantages that many of these institutions have over the Bank are their abilities to finance extensive advertising campaigns, maintain extensive branch networks and technology investments, and to directly offer certain services, such as international banking and trust services, which will not be offered directly by the Bank. Further, the greater capitalization of the larger institutions allows for substantially higher lending limits than the Bank. Certain of these competitors have other advantages, such as tax exemption in the case of credit unions, and lesser regulation in the case of mortgage companies and finance companies.

EMPLOYEES

          Management anticipates that the Bank will initially employ approximately twenty five persons on a full time basis, four of which will be senior officers of the Bank, and one person on a part time basis. Except for the Chairman of the Board of Directors and the President of the Company, it is not anticipated that the Company (as distinguished from the Bank) will have any employees or officers during the first year of operations.

PREMISES


         As of the date hereof, the Bank has identified, but has not entered into, leases with respect to, sites for the main office of the Bank in Bethesda, and both of the branches to be located in Rockville and Silver Spring.

MANAGEMENT'S PLAN OF OPERATION

         As of the date hereof, neither the Company nor the Bank has commenced operations or engaged in any activities except those related to the organization of the Company and the Bank and raising capital in this Offering. Such limited activities have been financed solely by advances, in the amount of $155,000 as of January 15, 1998 ($80,000 as of November 30, 1997), by certain organizers of the Company. One organizer has obtained a $350,000 line of credit from an unaffiliated bank, of which $75,000 has been drawn, for purposes of financing additional advances. All advances will be repaid from the proceeds of the Offering with interest at the prime rate, adjusted monthly. If the Offering is not completed, no other person or entity is obligated to repay the aggregate advances to the organizers. This temporary funding source is expected to be sufficient to meet the Company's needs until the sale of Shares pursuant to the Offering is completed.

         It is anticipated that the Bank will incur approximately $833,000 in expenses in leasehold improvements for its three planned offices and in furniture, fixtures and equipment for such offices, including vaults, teller equipment, computer work stations, furniture for the branch lobbies and administrative offices, ATM units and other equipment. The Bank will contract its data processing requirements to an outside vendor. The Company had two full time employees at November 30, 1997, and expects to have twenty five employees at the Bank level after all three planned branches have opened.

         The Company believes that the proceeds of the Offering, $8,000,000 if the minimum number of Shares are sold, $12,000,000 if the maximum number of Shares are sold, and $13,800,000 if all Shares subject to the Oversubscription Allotment are sold (in each case without deduction for $110,000 estimated expenses of the Offering), will be sufficient to fund the expenses of establishing and opening the Bank, and the Bank's and Company's operations for at least twelve months after the Offering, and does not anticipate a need to raise additional capital during that period.

                           SUPERVISION AND REGULATION

THE COMPANY

          The Company will be a bank holding company registered under the Bank Holding Company Act of 1956, as amended, (the "Act") and will be subject to supervision by the Federal Reserve Board. As a bank holding company, the Company will be required to file with the Federal Reserve Board an annual report and such other additional information as the Federal Reserve Board may require pursuant to the Act. The Federal Reserve Board may also make examinations of the Company and each of its subsidiaries.

          The Act requires approval of the Federal Reserve Board for, among other things, the acquisition by a proposed bank holding company of control of more than five percent (5%) of the voting shares, or substantially all the assets, of any bank or the merger or consolidation by a bank holding company with another bank holding company. The Act also generally permits the acquisition by a bank holding company of control or substantially all the assets of any bank located in a state other than the home state of the bank holding company, except where the bank has not been in existence for the minimum period of time required by state law, but if the bank is at least 5 years old, the Federal Reserve Board may approve the acquisition.

          With certain limited exceptions, a bank holding company is prohibited from acquiring control of any voting shares of any company which is not a bank or bank holding company and from engaging directly or indirectly in any activity other than banking or managing or controlling banks or furnishing services to or performing service for its authorized subsidiaries. A bank holding company may, however, engage in or acquire an interest in, a company that engages in activities which the Federal Reserve Board has determined by order or regulation to be so closely related to banking or managing or controlling banks as to be properly incident thereto. In making such a determination, the Federal Reserve Board is required to consider whether the performance of such activities can reasonably be expected to produce benefits to the public, such as convenience, increased competition or gains in efficiency, which outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices. The Federal Reserve Board is also empowered to differentiate between activities commenced de novo and activities commenced by the acquisition, in whole or in part, of a going concern. Some of the activities that the Federal Reserve Board has determined by regulation to be closely related to banking include making or servicing loans, performing certain data processing services, acting as a fiduciary or investment or financial advisor, and making investments in corporations or projects designed primarily to promote community welfare.

          Subsidiary banks of a bank holding company are subject to certain restrictions imposed by the Federal Reserve Act on any extensions of credit to the bank holding company or any of its subsidiaries, or investments in the stock or other securities thereof, and on the taking of such stock or securities as collateral for loans to any borrower. Further, a holding company and any subsidiary bank are prohibited from engaging in certain tie-in arrangements in connection with the extension of credit. A subsidiary bank may not extend credit, lease or sell property, or furnish any services, or fix or vary the consideration for any of the foregoing on the condition that: (i) the customer obtain or provide some additional credit, property or services from or to such bank other than a loan, discount, deposit or trust service; (ii) the customer obtain or provide some additional credit, property or service from or to the Company or any other subsidiary of the Company; or (iii) the customer not obtain some other credit, property or service from competitors, except for reasonable requirements to assure the soundness of credit extended.

THE BANK

          The Bank, as a Maryland chartered commercial bank which will be a member of the Federal Reserve System (a "state member bank") and whose accounts will be insured by the Bank Insurance Fund of the FDIC up to the maximum legal limits of the FDIC, will be subject to regulation, supervision and regular examination by the Department of Financial Institutions and the Federal Reserve Board. If the Company elects to forego membership by the Bank in the Federal Reserve System, which it reserves the right to do, then the FDIC will be the primary federal regulator of the Bank. The FDIC will regulate the Bank in substantially the same manner as the Federal Reserve Board. The regulations of these various agencies govern most aspects of the Bank's business, including required reserves against deposits, loans, investments, mergers and acquisitions, borrowing, dividends and location and number of branch offices. The laws and regulations governing the Bank generally have been promulgated to protect depositors and the deposit insurance funds, and not for the purpose of protecting stockholders.


          Competition among commercial banks, savings and loan associations, and credit unions has increased following enactment of legislation which greatly expanded the ability of banks and bank holding companies to engage in interstate banking or acquisition activities. As a result of federal and state legislation, banks in the Washington D.C./Maryland/Virginia area can, subject to limited restrictions, acquire or merge with a bank in another of the jurisdictions, and can branch de novo in any of the jurisdictions. Additionally, legislation has been proposed which may result in non-banking companies being authorized to own banks, which could result in companies with resources substantially in excess of the Company's entering into competition with the Company and the Bank.

          Banking is a business which depends on interest rate differentials. In general, the differences between the interest paid by a bank on its deposits and its other borrowings and the interest received by a bank on loans extended to its customers and securities held in its investment portfolio constitute the major portion of the bank's earnings. Thus, the earnings and growth of the Bank will be subject to the influence of economic conditions generally, both domestic and foreign, and also to the monetary and fiscal policies of the United States and its agencies, particularly the Federal Reserve Board, which regulates the supply of money through various means including open market dealings in United States government securities. The nature and timing of changes in such policies and their impact on the Bank cannot be predicted.

          Branching and Interstate Banking. The federal banking agencies are authorized to approve interstate bank merger transactions without regard to whether such transaction is prohibited by the law of any state, unless the home state of one of the banks has opted out of the interstate bank merger provisions of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the"Riegle-Neal Act") by adopting a law after the date of enactment of the
Riegle-Neal Act and prior to June 1, 1997 which applies equally to all out-of-state banks and expressly prohibits merger transactions involving out-of-state banks. Interstate acquisitions of branches are permitted only if the law of the state in which the branch is located permits such acquisitions. Such interstate bank mergers and branch acquisitions are also subject to the nationwide and statewide insured deposit concentration limitations described in the Riegle-Neal Act.

          The Riegle-Neal Act authorizes the federal banking agencies to approve interstate branching de novo by national and state banks in states which specifically allow for such branching. The District of Columbia, Maryland and Virginia have all enacted laws which permit interstate acquisitions of banks and bank branches and permit out-of-state banks to establish de novo branches.

          Capital Adequacy Guidelines. The Federal Reserve Board and the FDIC have adopted risk based capital adequacy guidelines pursuant to which they assess the adequacy of capital in examining and supervising banks and bank holding companies and in analyzing bank regulatory applications. Risk-based capital requirements determine the adequacy of capital based on the risk inherent in various classes of assets and off-balance sheet items.

          State member banks are expected to meet a minimum ratio of total qualifying capital (the sum of core capital (Tier 1) and supplementary capital (Tier 2)) to risk weighted assets of 8%. At least half of this amount (4%) should be in the form of core capital. These requirements apply to the Bank and will apply to the Company (a bank holding company) once its total assets equal $150,000,000 or more, it engages in certain highly leveraged activities or it has publicly held debt securities.

          Tier 1 Capital generally consists of the sum of common stockholders' equity and perpetual preferred stock (subject in the case of the latter to limitations on the kind and amount of such stock which may be included as Tier 1 Capital), less goodwill, without adjustment for changes in the market value of securities classified as "available for sale" in accordance with FAS 115. Tier 2 Capital consists of the following: hybrid capital instruments; perpetual preferred stock which is not otherwise eligible to be included as Tier 1 Capital; term subordinated debt and intermediate-term preferred stock; and, subject to limitations, general allowances for loan losses. Assets are adjusted under the risk-based guidelines to take into account different risk characteristics, with the categories ranging from 0% (requiring no risk-based capital) for assets such as cash, to 100% for the bulk of assets which are typically held by a bank holding company, including certain multi-family residential and commercial real estate loans, commercial business loans and consumer loans. Residential first mortgage loans on one to four family residential real estate and certain seasoned multi-family residential real estate loans, which are not 90 days or more past-due or non-performing and which have been made in accordance with prudent underwriting standards are assigned a 50% level in the risk- weighing system, as are certain privately-issued mortgage-backed securities representing indirect ownership of such loans. Off-balance sheet items also are adjusted to take into account certain risk characteristics.

          In addition to the risk-based capital requirements, the Federal Reserve Board has established a minimum 3.0% Leverage Capital Ratio (Tier 1 Capital to total adjusted assets) requirement for the most highly-rated banks, with an additional cushion of at least 100 to 200 basis points for all other banks, which effectively increases the minimum Leverage Capital Ratio for such other banks to 4.0% - 5.0% or more. The highest-rated banks are those that are not anticipating or experiencing significant growth and have well diversified risk, including no undue interest rate risk exposure, excellent asset quality, high liquidity, good earnings and, in general, those which are considered a strong banking organization. A bank having less than the minimum Leverage Capital Ratio requirement shall, within 60 days of the date as of which it fails to comply with such requirement, submit a reasonable plan describing the means and timing by which the bank shall achieve its minimum Leverage Capital Ratio requirement. A bank which fails to file such plan is deemed to be operating in an unsafe and unsound manner, and could subject the bank to a cease-and-desist order. Any insured depository institution with a Leverage Capital Ratio that is less than 2.0% is deemed to be operating in an unsafe or unsound condition pursuant to Section 8(a) of the Federal Deposit Insurance Act (the "FDIA") and is subject to potential termination of deposit insurance. However, such an institution will not be subject to an enforcement proceeding solely on account of its capital ratios, if it has entered into and is in compliance with a written agreement to increase its Leverage Capital Ratio and to take such other action as may be necessary for the institution to be operated in a safe and sound manner. The capital regulations also provide, among other things, for the issuance of a capital directive, which is a final order issued to a bank that fails to maintain minimum capital or to restore its capital to the minimum capital requirement within a specified time period. Such directive is enforceable in the same manner as a final cease-and-desist order.

          Prompt Corrective Action. Under Section 38 of the FDIA, each federal banking agency is required to implement a system of prompt corrective action for institutions which it regulates. The federal banking agencies have promulgated substantially similar regulations to implement the system of prompt corrective action established by Section 38 of the FDIA. Under the regulations, a bank shall be deemed to be: (i) "well capitalized" if it has a Total Risk Based Capital Ratio of 10.0% or more, a Tier 1 Risk Based Capital Ratio of 6.0% or more, a Leverage Capital Ratio of 5.0% or more and is not subject to any written capital order or directive; (ii) "adequately capitalized" if it has a Total Risk Based Capital Ratio of 8.0% or more, a Tier 1 Risk Based Capital Ratio of 4.0% or more and a Tier 1 Leverage Capital Ratio of 4.0% or more (3.0% under certain circumstances) and does not meet the definition of "well capitalized;" (iii) "undercapitalized" if it has a Total Risk Based Capital Ratio that is less than 8.0%, a Tier 1 Risk based Capital Ratio that is less than

4.0% or a Leverage Capital Ratio that is less than 4.0% (3.0% under certain circumstances); (iv) "significantly undercapitalized" if it has a Total Risk Based Capital Ratio that is less than 6.0%, a Tier 1 Risk Based Capital Ratio that is less than 3.0% or a Leverage Capital Ratio that is less than 3.0%; and
(v) "critically undercapitalized" if it has a ratio of tangible equity to total assets that is equal to or less than 2.0%.

          An institution generally must file a written capital restoration plan which meets specified requirements with an appropriate federal banking agency within 45 days of the date the institution receives notice or is deemed to have notice that it is undercapitalized, significantly undercapitalized or critically undercapitalized. A federal banking agency must provide the institution with written notice of approval or disapproval within 60 days after receiving a capital restoration plan, subject to extensions by the applicable agency.

          An institution which is required to submit a capital restoration plan must concurrently submit a performance guaranty by each company that controls the institution. Such guaranty shall be limited to the lesser of (i) an amount equal to 5.0% of the institution's total assets at the time the institution was notified or deemed to have notice that it was undercapitalized or (ii) the amount necessary at such time to restore the relevant capital measures of the institution to the levels required for the institution to be classified as adequately capitalized. Such a guaranty shall expire after the federal banking agency notifies the institution that it has remained adequately capitalized for each of four consecutive calendar quarters. An institution which fails to submit a written capital restoration plan within the requisite period, including any required performance guaranty, or fails in any material respect to implement a capital restoration plan, shall be subject to the restrictions in Section 38 of the FDIA which are applicable to significantly undercapitalized institutions.

          A "critically undercapitalized institution" is to be placed in conservatorship or receivership within 90 days unless the FDIC formally determines that forbearance from such action would better protect the deposit insurance fund. Unless the FDIC or other appropriate federal banking regulatory agency makes specific further findings and certifies that the institution is viable and is not expected to fail, an institution that remains critically undercapitalized on average during the fourth calendar quarter after the date it becomes critically undercapitalized must be placed in receivership. The general rule is that the FDIC will be appointed as receiver within 90 days after a bank becomes critically undercapitalized unless extremely good cause is shown and an extension is agreed to by the federal regulators. In general, good cause is defined as capital which has been raised and is imminently available for infusion into the Bank except for certain technical requirements which may delay the infusion for a period of time beyond the 90 day time period.

          Immediately  upon  becoming  undercapitalized,  an  institution  shall become subject to the provisions of Section 38 of the FDIA, which (i) restrict payment of capital distributions and management fees; (ii) require that the appropriate federal banking agency monitor the condition of the institution and its efforts to restore its capital; (iii) require submission of a capital restoration plan; (iv) restrict the growth of the institution's assets; and (v) require prior approval of certain expansion proposals. The appropriate federal banking agency for an undercapitalized institution also may take any number of discretionary supervisory actions if the agency determines that any of these actions is necessary to resolve the problems of the institution at the least possible long-term cost to the deposit insurance fund, subject in certain cases to specified procedures. These discretionary supervisory actions include: requiring the institution to raise additional capital; restricting transactions with affiliates; requiring divestiture of the institution or the sale of the institution to a willing purchaser; and any other supervisory action that the agency deems appropriate. These and additional mandatory and permissive supervisory actions may be taken with respect to significantly undercapitalized and critically undercapitalized institutions.

          Additionally, under Section 11(c)(5) of the FDIA, a conservator or receiver may be appointed for an institution where: (i) an institution's obligations exceed its assets; (ii) there is substantial dissipation of the institution's assets or earnings as a result of any violation of law or any unsafe or unsound practice; (iii) the institution is in an unsafe or unsound condition; (iv) there is a willful violation of a cease-and-desist order; (v) the institution is unable to pay its obligations in the ordinary course of business; (vi) losses or threatened losses deplete all or substantially all of an institution's capital, and there is no reasonable prospect of becoming "adequately capitalized" without assistance; (vii) there is any violation of law or unsafe or unsound practice or condition that is likely to cause insolvency or substantial dissipation of assets or earnings, weaken the institution's condition, or otherwise seriously prejudice the interests of depositors or the insurance fund; (viii) an institution ceases to be insured; (ix) the institution is undercapitalized and has no reasonable prospect that it will become adequately capitalized, fails to become adequately capitalized when required to do so, or fails to submit or materially implement a capital restoration plan; or
(x) the institution is critically undercapitalized or otherwise has substantially insufficient capital.

          Regulatory Enforcement Authority. Federal banking law grants substantial enforcement powers to federal banking regulators. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease-and-desist or removal orders and to initiate injunctive actions against banking organizations and institution-affiliated parties. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with regulatory authorities.

                                   MANAGEMENT

          The following table sets forth certain information concerning the Directors and Officers of the Company, including the number and percentage of Shares expected to be acquired in this Offering by each individual (directly and indirectly), all Directors and Officers of the Company as a group, and all Directors and Officers of the Company and the Bank as a group.


                                                                                                         % of Outstanding Shares

               Name          Age                    Position                     Number of             Minimum            Maximum(1)
                                                                                   Shares

The Company:

  Leonard L. Abel             71              Chairman of Board of               40,000(2)               5%                5%(2)(4)
                                            Company; Director of Bank

  Dudley C. Dworken           48          Director of Company and Bank           25,000                  3.13%             2.08%

  Eugene F. Ford, Sr.(3)      68               Director of Company               25,000                  3.13%             2.08%

  William A. Koier            78          Director of Company and Bank           40,000(2)               5%                5%(2)(4)

  Ronald D. Paul              41          Vice Chairman, President and           40,000(2)               5%                5%(2)(4)
                                              Treasurer of Company;             -------              -----             -----
                                            Chairman of Board of Bank

All directors and
officers of Company
as a group (5 persons)                                                          170,000              21.25%            19.17%(4)
                                                                                =======              =====             =====
All directors and
officers of Company
and Bank as a group
(16 persons)                                                                    260,500              32.56%            26.71%(4)
                                                                                =======              =====             =====



     (1) Does not reflect sale of Shares subject to the Oversubscription Allotment.

     (2) In the event that more than the minimum number of Shares are sold, these individuals may increase their total investment in the Offering to maintain their respective percentage interests in the Company at up to five percent of the number of Shares outstanding after completion of the Offering.

    (3) Eugene F. Ford, Sr. is the father of Eugene F. Ford, Jr., a proposed director of the Bank. Intended share purchases shown for Mr. Ford, Sr. do not include intended purchases by Mr. Ford, Jr.

     (4) If all Shares subject to the Oversubscription Allotment were sold and individuals identified in note (2) increase their subscriptions to the full extent, the total number and percentage of Shares purchased by all Directors and Officers of the Company as a group would be 257,000 and 18.62%, respectively, and the total number and percentage of Shares purchased by all Directors and Officers of the Company and Bank as a group would be 347,500 and 25.18%, respectively.

          The Company's Bylaws provide that the number of Directors of the Company shall be fixed from time to time by the Board of Directors but shall not be less than 3 nor more than 25. The Board has fixed the current number of Directors at 5. The Bylaws may be amended by action of the Board of Directors. All of the Company's current Directors were duly elected or appointed to the Board and will continue to serve as Directors until their successors are elected and qualified.

          The Bank's Bylaws will provide for a range of 5 to 30 Directors and will permit its stockholders to fix an exact number of Directors within that range. The Board of Directors plans to initially fix the number of Directors at
15. Before the Bank opens for business, its sole stockholder, the Company, will be required to elect Directors of the Bank, subject to the approval of the Department of Financial Regulation and Federal Reserve Board. Directors of the Bank will serve for one year and until their successors are elected and qualified. The Company intends, together with the 12 additional persons set forth under "MANAGEMENT -- Additional Information About the Directors, Officers and Organizers of the Company and the Bank - The Bank" to elect 4 of the 5 current Directors of the Company to serve on the Board of the Bank.

          Each of the Bank's Directors is required by law to own a minimum of 50 shares of Common Stock of the Company.

          The Articles of Incorporation of the Company provide that to the full extent that the Maryland General Corporation Law (the "MGCL") permits the limitation or elimination of the liability of directors or officers, a director or officer of the Company shall not be liable to the Company or its shareholders for monetary damages. The MGCL provides that the liability of a director or officer in a proceeding brought by or in the right of shareholders, or on behalf of shareholders may be eliminated, except that the liability of a director or officer may not be eliminated if the officer or director received an improper benefit or profit, or if a judgment against the director or officer is based on a finding that such person's action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action against such person. The Articles of Incorporation of the Bank will similarly provide that to the full extent that the MGCL permits the limitation or elimination of the liability of directors or officers, subject to federal law limitations on that authority, a director or officer shall not be liable to the Bank or its shareholders for monetary damages.

          The Articles of Incorporation of the Company provide that to the full extent permitted by the MGCL and other applicable law, the Company shall indemnify a director or officer of the Company who is or was a party to any proceeding by reason of the fact that he is or was such a director or officer, and the Board of Directors of the Company may contract in advance to indemnify any director or officer. The MGCL provides that except as limited by its articles of incorporation, a corporation shall indemnify a director who entirely prevails in the defense of any proceeding to which he was a party because he is or was a director of the corporation against reasonable expenses incurred in connection with the proceeding. The MGCL further provides that a corporation may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding unless (i) the act or omission was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;
(ii) the director actually received an improper personal benefit; or (iii) in the case of any criminal proceeding, the director had reasonable cause to believe the act or omission was unlawful, provided however, that if the proceeding was by or in the right of the corporation, no indemnification may be made if the director is adjudged liable to the corporation. The Board of Directors may also indemnify an employee or agent of the Company who was or is a party to any proceeding by reason of the fact that he is or was an employee or agent of the Company.

          The Articles of Incorporation and the Bylaws of the Bank similarly will provide that, subject to limitations under federal statute or regulation, to the full extent permitted by the MGCL, the Bank shall indemnify a director or officer of the Bank who is or was a party to any proceeding by reason of the fact that he is or was such a director or officer.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to Directors, Officers and persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

ADDITIONAL INFORMATION ABOUT THE DIRECTORS, OFFICERS AND ORGANIZERS OF THE COMPANY AND BANK

          Set forth below is a description of the principal occupation and business experience of each of the Directors, Officers, and organizers of the Company and the Bank. Except as expressly indicated below, each person has been engaged in his principal occupation for at least five years.

The Company

          Leonard L. Abel. Until retiring in 1994, Mr. Abel was partner-in-charge of the certified public accounting firm of Kershenbaum, Abel, Kernus and Wychulis, Rockville, Maryland with which he served for forty five years. From October, 1996, until resigning in September 1997, Mr. Abel was a member of the Board of Directors of F&M National Corporation (NYSE) and its wholly owned subsidiary, F&M Bank - Allegiance, Bethesda, Maryland, and prior to that time was Chairman of the Board of Allegiance Bank, N.A. (collectively with F&M Bank - Allegiance, "Allegiance") and its holding company Allegiance Banc Corporation, from their organization until their acquisition by F&M National Corporation. Mr. Abel was also Chairman of the Board of Directors of Central National Bank of Maryland from 1968 until its acquisition in 1985 by Citizens Bank of Maryland (now Crestar Bank).

          Dudley C. Dworken. Mr. Dworken is the owner of Curtis Chevrolet-Geo, an automobile dealership in Washington, D.C. Until becoming a member of the group organizing the Company and the Bank, Mr. Dworken was a director of Allegiance from 1987, and was a director of Allegiance Banc Corporation from 1988 until its acquisition. In April 1997, Curtis Chevrolet filed a petition under Chapter 11 of the Bankruptcy Code as a protection against potential liability resulting from a jury verdict, currently on appeal, in excess of the damages sought, against that company. Mr. Dworken is an active member of numerous community, business, charitable and educational institutions in the Washington, D.C./Montgomery County area.

          Eugene F. Ford, Sr. Mr. Ford is engaged in the business of property management and development as Chairman of Mid-City Financial Corporation, an apartment developer, of which he was also president until 1995. He is Chairman of the Community Preservation and Development Corporation, a non-profit organization in the business of preserving public purpose housing complexes and providing social program support for residents thereof. Mr. Ford was Chairman of Second National Federal Savings Bank, Salisbury, Maryland, a federal savings association closed by the Office of Thrift Supervision in 1992, and its holding company. Through his ownership of Mid-City Financial, Mr. Ford is the largest owner of assisted housing units in Maryland and the Washington metropolitan area. Mr. Ford has received numerous awards for his work in the housing development field.

          William A. Koier. Mr. Koier is a private investor involved in the ownership, development and management of real estate properties, as well as investment in debt and equity instruments. Mr. Koier served as a director of Allegiance 1989 until October 1997, and Allegiance Banc Corporation from 1989 until its acquisition. He also served as a director of Central National Bank of Maryland until its acquisition by Citizens Bank of Maryland (now Crestar Bank).

          Ronald D. Paul. Mr. Paul is President of Ronald D. Paul Companies, which is engaged in the business of real estate development and management activities. Mr. Paul is also active in private investments. Mr. Paul was a director of Allegiance from 1990 until September 1997, and a director of Allegiance Banc Corporation from 1990 until its acquisition including serving as Vice Chairman of the Board of Directors from 1995. Mr. Paul is also active in various charitable organizations, including serving as Vice Chairman of the Board of Directors of the National Kidney Foundation from 1996 to 1997.

The Bank

          Arthur H. Blitz. Mr. Blitz, 56, an attorney engaged in private practice since 1971, is a partner in the Bethesda, Maryland law firm of Paley, Rothman, Goldstein, Rosenberg & Cooper. Mr. Blitz was a director of Allegiance at various times from 1987 to October 1997.

          Steven L. Fanaroff. Mr. Fanaroff, 38, is Vice President- Chief Financial Officer of Magruder Holdings, Inc., a regional supermarket chain, with which he has served since 1981. Mr. Fanaroff served on the Board of Directors of Allegiance from 1990 until October 1997.

          Eugene F. Ford, Jr. Mr. Ford, 45, engages in the business of property management and apartment development. He has been president of Van Buren Corporation, an apartment developer, since 1984, Chairman of Edgewood Management Company, a property management company, and president of Mid-City Financial Corporation, an apartment developer, since 1995. From 1992 to 1994, Mr. Ford was a physical therapist with George Washington University Ambulatory Care.

          Sandra S. Garrett., Ph.D. Dr. Garrett, 49, has been President and Chief Executive Officer of Medifacts, Ltd. since 1985, and of MIMC, Inc., since 1991. Both companies are involved in pharmaceutical research.

          Harvey M. Goodman. Mr. Goodman, 42, has been with The Goodman, Gable, Gould Company, the Maryland based public insurance adjusting firm where he serves as President, since 1977. He is the current President of the National Association of Public Insurance Adjusters, and is a director and principal of Adjusters International, a national public adjusting firm.

          Benson Klein. Mr. Klein, 52, has been an attorney in Montgomery County since 1970, and a principal with Ward & Klein, Chartered, since 1978. Mr. Klein is also engaged in real estate investment activities in Montgomery County. He served as a director of F&M Bank - Allegiance from 1996 to 1997 and previously served as a director of Lincoln National Bank. Mr. Klein is currently, and has been, a member of a variety of community, business and charitable institutions for the Washington, D.C./Montgomery County area.

          David H. Lavine. Mr. Lavine, 39, has been Chief Executive Officer of The American Bagel Company, Inc., franchisor of the Chesapeake Bagel Bakery chain, and its related retail store operator since March 1997. Prior to that time, he was a principal of the public accounting firm of Reznick, Fedder & Silverman, CPA's, since 1987. Mr. Lavine is also engaged in real estate development and private investment. Mr. Lavine was a director of Suburban Bank of Virginia and its holding company, Suburban Bancshares, Inc., from 1991 to 1994.

          Thomas  D.  Murphy.  Mr.  Murphy,  50,  the  proposed  Executive  Vice
President - Chief Operating Officer of the Bank, served at Allegiance from September 1994, including as Executive Vice President and Chief Operating Officer from December 1995 until November 1997. Prior to his service at Allegiance, he served in the same position at First Montgomery Bank from August 1991 until its acquisition by Sandy Spring National Bank of Maryland in December 1993, and he served as a Vice President of that organization until September 1994. Mr. Murphy has 28 years experience in the commercial banking industry.

          Donald R. Rogers. Mr. Rogers, 51, has been engaged in the private practice of law since 1972 with the Rockville, Maryland based firm Shulman, Rogers, Gandal, Pordy & Ecker, P.A., of which he is a partner. Mr. Rogers was a member of the Board of Directors of Allegiance from 1987 until October 1997.

          Worthington H. Talcott, Jr. Mr. Talcott, 46, an attorney engaged in private practice since 1979, has been a shareholder in the Bethesda law firm of Marsh, Fleischer & Quiggle, Chartered, since 1992, and from 1983 to 1992 was a partner in the firm of Ross, Marsh, Foster, Meyers and Quiggle. Mr. Talcott has been an active member of the Juvenile Diabetes Foundation; serving as a member of the Board of Directors for the Capital Chapter from 1992 to 1996, and as President of the Capital Chapter from 1994 to 1995.

          H. L. Ward. Mr. Ward, 51, the proposed President and Chief Executive Officer of the Bank, was President and Chief Executive Officer of Allegiance from December 1995 to November 1997. Prior to that time he served in various executive lending positions at Allegiance and its former sister bank Prince George's National Bank, including Executive Vice President - Chief Lending Officer, from 1992 to 1995. Mr. Ward has over 28 years of experience in the commercial banking and real estate development and finance industries.

                           EXECUTIVE COMPENSATION AND
                      CERTAIN TRANSACTIONS WITH MANAGEMENT

          It is not anticipated that following the opening for business of the Bank, the Company will separately compensate any officers or employees of the Company or the Bank for services rendered to the Company, except that the President of the Company will receive an annual payment of $18,000 from the Company in lieu of regular director fees, in addition to the payment described below to be paid in his capacity as Chairman of the Board of Directors of the Bank. Prior to the opening of the Bank, Messrs. Ward and Murphy, the proposed President and Chief Executive Officer and Executive Vice President - Chief
Operating Officer of the Bank will receive compensation from the Company at annual rates of $139,000 and $120,000, respectively.

          The Company anticipates that it will provide its and the Bank's directors with fees of $200 per meeting of the Board or its committees. The Chairman of the Board of Directors of the Company will receive an annual payment of $24,000 in lieu of regular director fees from the Company and the Bank. The Chairman of the Board of Directors of the Bank will receive an annual payment of $18,000 in lieu of regular director fees from the Bank.

          After the Bank opens for business, Mr. Ward will initially be entitled to an annual base salary of $160,000. He will also be entitled to a bonus, payable over three years, in the amount of $30,000, $750,000 of Bank paid life insurance (at standard rates), a $7,200 annual car allowance, warrants, exercisable for a 5 year term to purchase, at the subscription price, 7,500 shares of Common Stock ("Warrants"), and participation in all other health, welfare, benefit, stock, option and bonus plans, if any, generally available to officers or employees of the Bank or the Company. Mr. Murphy will be initially entitled to an annual base salary of $130,000. He will also be entitled to a bonus, payable over three years, in the amount of $30,000, $600,000 of Bank paid life insurance (at standard rates), a $6,000 annual car allowance, and Warrants to purchase 6,000 shares of Common Stock, and participation in all other health, welfare, benefit, stock, option and bonus plans, if any, generally available to officers or employees of the Bank or the Company. Although it is anticipated that the Company will enter into written employment agreements with Messrs. Ward and Murphy, no such agreements have been executed to date.

INCENTIVE STOCK OPTION PLAN

          To attract and retain highly qualified personnel, it is the intention of the Directors of the Company to adopt a Stock Option Plan (the "Plan"), which would be subject to approval by the holders of a majority of the outstanding Common Stock of the Company after this offering. It is intended that the Plan provide for incentive options which would be available for grant to officers and key employees of the Company and the Bank. The exercise price under each incentive stock option would not be less than 100% of the fair market value of the shares on the date the option is granted. No taxable income would be recognized by the optionee at the time an incentive stock option is granted or at the time exercised, and correspondingly, the Company would not be entitled to a compensation expense deduction for Federal income tax purposes. The aggregate fair market value of the Common Stock for which any one officer or employee may be granted incentive stock options in any calendar year would not exceed $100,000 as provided in Section 422A of the Code, including the requirements which restrict the term of such an option to ten years. Within three (3) months following termination of employment for any reasons other than death, disability or retirement, or cause, an optionee would be entitled to exercise his or her option to the extent such option were exercisable on the date of termination. The Plan would extend for a period of ten years and be administered by a committee appointed by the Board.

          Since the Plan has not yet been adopted, it is impossible at this time to designate the identity of the recipients of stock options or the number of options to be granted.

CERTAIN TRANSACTIONS

          As of November 30, 1997, four of the organizers of the Company have each advanced $20,000 to the Company, an aggregate of $80,000, for the purpose of funding the Company's and Bank's application and organization expenses. One organizer has obtained a $350,000 unsecured line of credit (of which $75,000 had been drawn as of January 15, 1998) for the purpose of funding additional organizational expenses of the Company and Bank through additional organizer advances to the Company. The line bears interest at the prime rate, adjusted monthly. The Company will repay all organizer advances with interest at the prime rate out of the proceeds of the Offering. Such expenses include organization, application and registration expenses, pre-opening operating expenses and office improvement and equipment. (See "USE OF PROCEEDS"). The Company expects to incur aggregate pre-opening expenses of approximately $433,000 (including interest on organizer advances but not including premises and equipment expenses of the Bank) assuming the Bank commences operations in June 1998, and intends to defray a portion of such expenses with interest earned from the interim investment of the gross proceeds of this Offering.

          It is anticipated that the Directors and Officers of the Company and the business and professional organizations with which they are associated will have banking transactions with the Bank in the ordinary course of business. It is the policy of management of the Bank that any loans and loan commitments will be made in accordance with applicable laws and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons of comparable credit standing. Loans to Directors and Officers must comply with the Bank's lending policies and statutory lending limits, and directors with a personal interest in any loan application will be excluded from considering any such loan application.

                         SHARES ELIGIBLE FOR FUTURE SALE

          All Shares sold in this offering will be freely tradeable without restriction or registration under the Securities Act of 1933, except for any Shares purchased by an "affiliate" of the Company, which will be subject to the resale limitations set forth in Securities and Exchange Commission Rule 144.

          All of the Company's Directors are considered "affiliates" within the meaning of Rule 144 and will, therefore, be subject to the applicable resale limitations with respect to the Shares purchased in this offering. In general, the number of shares that can be sold by each Director in brokers' transactions, (as that term is used in Rule 144) within any three month period may not exceed the greater of (i) one percent (1%) of the outstanding shares as shown by the most recent report or statement published by the Company (8,000 shares if the minimum number of Shares are sold or 12,000 shares if the maximum number of Shares are sold), or (ii) the average weekly reported volume of trading in the Shares on all national securities exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the sale.

                          DESCRIPTION OF CAPITAL STOCK

          The Company's authorized capital consists of 5,000,000 shares of Common Stock, $.01 par value, and 1,000,000 of undesignated preferred stock, $.01 par value, the terms of which may be determined by the Board of Directors at the time of issuance.

          Holders of Common Stock are entitled to cast one vote for each share held of record, to receive such dividends as may be declared by the Board of Directors of the Company out of legally available funds, and to share ratably in any distribution of the Company's assets after payment of all debts and other liabilities, upon liquidation, dissolution or winding up. Shareholders do not have cumulative voting rights or preemptive rights or other rights to subscribe for additional Shares, and the Common Stock is not subject to conversion or redemption. The shares of Common Stock to be issued by the Company in connection with this offering will be, when issued, fully paid and nonassessable. No shares of Common Stock are presently outstanding.

          The Board of Directors, by action of a majority of the full Board of Directors, is authorized to issue the shares of preferred stock from time to time on such terms as it may determine, and to divide the preferred stock into one or more classes or series, and to fix by resolution or resolutions the designations, voting powers, preferences, participation, redemption, sinking fund, conversion, dividend, and other optional or special rights of such classes or series, and the qualifications, limitations or restrictions thereof. The existence of shares of authorized undesignated preferred stock will enable the Company to meet possible contingencies or opportunities in which the issuance of shares of preferred stock may be advisable, such as in the case of acquisition or financing transactions. Shares of preferred stock could be issued to shareholders of another institution enabling the Company to acquire such other institution without the expenditure of any cash. Shares of preferred stock could also be sold in a public or private offering to enable the Company to engage in acquisition activity, to expand the Company's ability to engage in lending activities or for other corporate purposes. Having shares of preferred stock available for issuance would give the Company flexibility in that it would be able to avoid the expense and delay of calling a meeting of shareholders at the time the contingency or opportunity arises. Any issuance of preferred stock could have a dilutive effect on the existing holders of Common Stock.

          The existence of authorized shares of preferred stock could have the effect of rendering more difficult or discouraging hostile takeover attempts or of facilitating a negotiated acquisition of the Company. Such shares, which may be convertible into shares of Common Stock, could be issued to the Company's shareholders or to a third party in an attempt to frustrate or render more expensive a hostile acquisition of the Company. The Company does not currently intend to issue any shares of preferred stock unless such issuance is approved by a majority of those directors who are not interested in the issuance, other than as a result of being a shareholder or subscriber in a general offering, which directors have access to counsel at Company expense.

          Limitations on Payment of Dividends. The payment of dividends by the Company will depend largely upon the ability of the Bank to declare and pay dividends to the Company, as the principal source of the Company's revenue will initially be from dividends paid by the Bank. Dividends will depend primarily upon the Bank's earnings, financial condition, and need for funds, as well as governmental policies and regulations applicable to the Company and the Bank. It is anticipated that the Bank will incur losses during its initial phase of operations, and therefore, it is not anticipated that any dividends will be paid by the Bank or the Company for at least three years and in the foreseeable future. Even if the Bank and the Company have earnings in an amount sufficient to pay dividends, the Board of Directors may determine, and it is the present intention of the Board of Directors, to retain earnings for the purpose of funding the growth of the Company and the Bank.

          Regulations of the Federal Reserve Board and Maryland law place limits on the amount of dividends the Bank may pay to the Company without prior approval. Prior regulatory approval is required to pay dividends which exceed the Bank's net profits for the current year plus its retained net profits for the preceding two calendar years, less required transfers to surplus. State and federal bank regulatory agencies also have authority to prohibit a bank from paying dividends if such payment is deemed to be an unsafe or unsound practice, and the Federal Reserve Board has the same authority over bank holding companies.

          The Federal Reserve Board has established guidelines with respect to the maintenance of appropriate levels of capital by registered bank holding companies. Compliance with such standards, as presently in effect, or as they may be amended from time to time, could possibly limit the amount of dividends that the Company may pay in the future. In 1985, the Federal Reserve Board issued a policy statement on the payment of cash dividends by bank holding companies. In the statement, the Federal Reserve Board expressed its view that a holding company experiencing earnings weaknesses should not pay cash dividends exceeding its net income, or which could only be funded in ways that weaken the holding company's financial health, such as by borrowing. As a depository institution, the deposits of which are insured by the FDIC, the Bank may not pay dividends or distribute any of its capital assets while it remains in default on any assessment due the FDIC.

                                   LITIGATION

          To the knowledge of the Company and its Directors and Officers, there is no pending or threatened litigation involving the Company.

                                  LEGAL MATTERS

          The validity of the securities offered hereby will be passed upon for the Company by Kennedy, Baris & Lundy, L.L.P., Bethesda, Maryland. Members of such firm may subscribe to purchase shares of Common Stock offered hereby.

                                     EXPERTS

          The audited financial statements of Eagle Bancorp, Inc. (a development stage company) for the period ending November 30, 1997 included in this Prospectus has been included herein in reliance upon the report of Stegman & Company, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

                          INDEX TO FINANCIAL STATEMENTS



Independent Auditor's Report................................................F-1

Audited Balance Sheet of the Company at November 30, 1997...................F-2

Audited Statement of Operations ............................................F-3

Audited Statement of Changes in Stockholders' Deficit ......................F-4

Audited Statement of Cash Flows ............................................F-5

Notes to Audited Balance Sheet..............................................F-6

                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors
Eagle Bancorp, Inc.
Bethesda, Maryland

          We have audited the accompanying balance sheet of Eagle Bancorp, Inc. (a Development Stage Company) as of November 30, 1997 and the related statements of operations, changes in stockholders' deficit and cash flows for the period October 28, 1997 (date of inception) to November 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

          We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit of the financial statements provides a reasonable basis for our opinion.

          In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Eagle Bancorp, Inc. (a Development Stage Company) as of November 30, 1997 and the results of operations and cash flows for the period October 28, 1997 (date of inception) to November 30, 1997 in conformity with generally accepted accounting principles.

                                                  /s/ STEGMAN & COMPANY

Baltimore, Maryland
December 8, 1997

                               EAGLE BANCORP, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                                  BALANCE SHEET
                                NOVEMBER 30, 1997



                                     ASSETS

Cash                                                                   $  49,655
Equipment - net                                                            3,686
                                                                      ----------

          TOTAL ASSETS                                                 $  53,341
                                                                       =========


                      LIABILITIES AND STOCKHOLDERS' DEFICIT

LIABILITIES
     Payable to organizers (Note 2)                                    $  80,000
     Accounts Payable                                                     47,577
                                                                      ----------

          Total liabilities                                            $ 127,577
                                                                       ---------

Stockholders' Equity
     Common stock, $.01 par, 5,000,000 shares authorized,
       -0- shares issued and outstanding                                      --
     Deficit                                                            (74,236)

          Total Stockholders' Deficit                                  $(74,236)

          TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT                  $  53,341
                                                                       =========

                               EAGLE BANCORP, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                             STATEMENT OF OPERATIONS
                      FOR THE PERIOD FROM OCTOBER 28, 1997
                             (DATE OF INCEPTION) TO
                                NOVEMBER 30, 1997


REVENUES                                                              $       -
                                                                      ---------

EXPENSES:
 Depreciation                                                                60
 Interest                                                                   410
 Legal                                                                   43,075
 Payroll taxes                                                            2,641
 Salaries                                                                27,489
 Other                                                                      561
                                                                       ---------

         Total expenses                                                  74,236

LOSS BEFORE INCOME TAX BENEFIT                                          (74,236)

INCOME TAX BENEFIT                                                            -
                                                                      ----------
NET LOSS                                                              $ (74,236)
                                                                      ==========




See accompanying notes.

                               EAGLE BANCORP, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                  STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIT
                      FOR THE PERIOD FROM OCTOBER 28, 1997
                             (DATE OF INCEPTION) TO
                                NOVEMBER 30, 1997

                                                 Common
                                                  Stock                    Surplus                   Deficit
                                           -------------------        -----------------        --------------------

BALANCES AT OCTOBER 28, 1997                 $   -                      $   -                    $   -


NET LOSS                                         -                          -                     (74,236)
                                           -------------------        -----------------        --------------------


BALANCES AT NOVEMBER 30, 1997                $   -                      $   -                    $(74,236)
                                           ===================        =================        ====================















See accompanying notes.

                               EAGLE BANCORP, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                             STATEMENT OF CASH FLOWS
                      FOR THE PERIOD FROM OCTOBER 28, 1997
                             (DATE OF INCEPTION) TO
                                NOVEMBER 30, 1997


CASH FLOWS FROM OPERATING ACTIVITIES:
 Net Loss                                                             $(74,236)
 Adjustments to reconcile net loss to net cash
  used by operating activities:
     Depreciation                                                            60
     Increase in accounts payable                                        47,577

         Net cash used by operating activities                          (26,599)
                                                                      ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
 Acquisition of equipment                                               (3,746)

        Net cash used by investing activities                           (3,746)
                                                                      ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Increase in payable to organizers                                       80,000

        Net cash provided by financing activities                        80,000
                                                                      ---------

NET INCREASE IN CASH                                                     49,655

CASH AT BEGINNING OF PERIOD                                                   -
                                                                      ---------
CASH AT END OF PERIOD                                                    49,655
                                                                      =========
Supplemental Cash Flows Information:
  Interest payments                                                   $       -
                                                                      =========

  Income tax payments                                                 $      -
                                                                      =========





See accompanying notes.

                               EAGLE BANCORP, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                             NOTES TO BALANCE SHEET
                             AS OF NOVEMBER 30, 1997

1.  NATURE OF BUSINESS

          Eagle Bancorp, Inc. (the "Company") was incorporated on October 28, 1997 under the laws of the State of Maryland to operate as a bank holding company. It is intended that the Company will purchase all the shares of common stock to be issued by EagleBank (the "Bank"). An application to organize the Bank was filed with the Maryland Department of Financial Regulation on December 5, 1997. The Bank has not commenced operations and will not do so unless the public offering of stock by the Company is completed and the Bank meets the conditions of the Maryland Department of Financial Regulation to receive its charter authorizing it to commence operations as a commercial bank, and has obtained the approval of the FDIC to insure its deposit accounts.

2.  PAYABLE TO ORGANIZERS

          Organizers of the Company have advanced an aggregate of $80,000 to pay certain organization expenses (principally legal and filing fees). These advances are to be repaid with interest at the prime rate from the proceeds of the common stock offering at the time the Company opens for business. One organizer has obtained a line of credit in the amount of $350,000 for the purpose of funding additional expenses of the Company through additional organizer advances. Organization expenses will be expensed as incurred.


3.   INCOME TAXES

         No income tax benefit or deferred tax asset is reflected in the financial statements. Deferred tax assets are recognized for future deductible temporary differences and tax loss carryforwards if their realization is "more likely than not".

=============================================================        ================================
NO  PERSON  HAS  BEEN  AUTHORIZED  TO  GIVE  ANY INFORMATION
OR  TO MAKE  ANY REPRESENTATIONS OTHER THAN THOSE  CONTAINED
IN THIS PROSPECTUS  IN  CONNECTION  WITH THE  OFFERING  MADE
HEREIN,   AND  IF  GIVEN  OR   MADE,  SUCH   INFORMATION  OR
REPRESENTATIONS  MUST  NOT BE  RELIED  UPON AS  HAVING  BEEN
AUTHORIZED  BY THE COMPANY.  NEITHER  THE  DELIVERY  OF THIS
PROSPECTUS NOR  ANY SALE  MADE  HEREUNDER  SHALL, UNDER  ANY                    1,200,000
CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO                    SHARES OF
CHANGE IN THE AFFAIRS OF THE COMPANY OR BANK SINCE THE  DATE                  COMMON STOCK
OF THIS PROSPECTUS. THIS PROSPECTUS DOES NOT  CONSTITUTE  AN
OFFER  TO  SELL  OR  A  SOLICITATION  OF AN OFFER TO BUY ANY                $10.00 PER SHARE
SECURITIES IN  ANY  JURISDICTION TO ANY PERSON TO WHOM IT IS
UNLAWFUL TO MAKE SUCH  AN OFFER OR SOLICITATION, OR IN WHICH
THE  PERSON  MAKING  SUCH  OFFER  OR  SOLICITATION   IS  NOT
QUALIFIED TO DO SO.


                      TABLE OF CONTENTS

                                                        PAGE


Available Information......................................2
Prospectus Summary ........................................3
Risk Factors...............................................6               [EAGLE BANCORP, INC.
The Company and the Bank...................................9                      LOGO]
The Offering..............................................10
Use of Proceeds...........................................14
Business of the Company...................................15
Pro Forma Capitalization of the Company...................16
Business of the Bank......................................17
Supervision and Regulation................................20
Management................................................25
Executive Compensation and Certain
   Transactions with Management...........................28
Shares Eligible for Future Sale...........................30
Description of Capital Stock..............................30
Litigation................................................31               _____________________
Legal Matters.............................................31
Experts...................................................31                    PROSPECTUS
Index to Financial Statements.............................32               _____________________


UNTIL MAY 10, 1998, ALL DEALERS  EFFECTING  TRANSACTIONS  IN
THE REGISTERED  SECURITIES,  WHETHER OR NOT PARTICIPATING IN
THIS DISTRIBUTION,  MAY BE REQUIRED TO DELIVER A PROSPECTUS.
THIS IS IN ADDITION TO THE  OBLIGATION OF DEALERS TO DELIVER
A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO                February 9, 1998
THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.



============================================================        ================================
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